EXHIBIT 10.1







                      CREDIT AGREEMENT

                            among

                     GLOBAL MARINE INC.,

                VARIOUS LENDING INSTITUTIONS,

                   BANKERS TRUST COMPANY,
                             as
                    ADMINISTRATIVE AGENT

                             and

                     SOCIETE GENERALE,
                             as
                          Co-Agent

                Dated as of February 12, 1997







                           TABLE OF CONTENTS

                                                       Page


   SECTION 1. Amount and Terms of Credit
     1.01   Commitment
     1.02   Minimum Borrowing Amounts, etc.
     1.03   Notice of Borrowing
     1.04   Disbursement of Funds
     1.05   Notes
     1.06   Conversions
     1.07   PRO RATA Borrowings
     1.08   Interest
     1.09   Interest Periods
     1.10   Increased Costs, Illegality, etc.
     1.11   Compensation
     1.12   Change of Lending Office
     1.13   Replacement of Banks

   SECTION 2. Letters of Credit
     2.01   Letters of Credit
     2.02   Minimum Stated Amount
     2.03   Letter of Credit Requests; Request for
              Issuance of Letter of Credit
     2.04   Agreement to Repay Letter of Credit
              Payments
     2.05   Letter of Credit Participations
     2.06   Increased Costs
     2.07   Indemnities

   SECTION 3. Fees; Commitments
     3.01   Fees
     3.02   Voluntary Reduction of Commitments
     3.03   Mandatory Adjustments of Commitments,
              etc.

   SECTION 4. Payments
     4.01   Voluntary Prepayments
     4.02   Mandatory Prepayments
     4.03   Method and Place of Payment
     4.04   Net Payments

   SECTION 5. Conditions Precedent
     5.01   Execution of Agreement and Notes
     5.02   No Default; Representations and
              Warranties
     5.03   Officer's Certificate
     5.04   Opinions of Counsel
     5.05   Corporate Proceedings
     5.06   Indebtedness
     5.07   Adverse Change, etc.
     5.08   Litigation
     5.09   Approvals
     5.10   Fees
     5.11   Guaranty
     5.12   Rig Matters
     5.13   Insurance Report
     5.14   Projections
     5.15   Offshore Drilling Contracts
     5.16   Margin Rules

   SECTION 6. Representations, Warranties and
              Agreements
     6.01   Status
     6.02   Power and Authority
     6.03   No Violation
     6.04   Litigation
     6.05   Use of Proceeds; Margin Regulations
     6.06   Governmental Approvals
     6.07   Investment Company Act
     6.08   Public Utility Holding Company Act
     6.09   True and Complete Disclosure
     6.10   Financial Condition; Financial Statements
     6.11   Tax Returns and Payments
     6.12   Employee Benefit Plans
     6.13   Subsidiaries
     6.14   Patents, etc.
     6.15   Environmental Matters
     6.16   Properties
     6.17   Labor Relations
     6.18   Existing Indebtedness
     6.19   Rig Classification
     6.20   Insurance

   SECTION 7. Affirmative Covenants
     7.01   Information Covenants
     7.02   Books, Records and Inspections
     7.03   Maintenance of Insurance
     7.04   Payment of Taxes
     7.05   Consolidated Corporate Franchises
     7.06   Compliance with Statutes, etc.
     7.07   Good Repair
     7.08   End of Fiscal Years; Fiscal Quarters
     7.09   Use of Proceeds
     7.10   Rig Valuations
     7.11   Additional Guarantors
     7.12   ERISA
     7.13   Performance of Obligations

   SECTION 8. Negative Covenants
     8.01   Changes in Business
     8.02   Consolidation, Merger, Sale of Assets,
             etc.
     8.03   Indebtedness
     8.04   Liens
     8.05   Restricted Payments; Designation of
              Unrestricted Subsidiaries
     8.06   Restrictions on Subsidiaries
     8.07   Transactions with Affiliates
     8.08   Vessel Ownership and Management
     8.09   Cash Interest Coverage Ratio
     8.10   Leverage Ratio
     8.11   Fleet Market Value
     8.12   Net Worth
     8.13   Modifications of Certain Documents, Etc.

   SECTION 9. Events of Default
     9.01   Payments
     9.02   Representations, etc.
     9.03   Covenants
     9.04   Default Under Other Agreements
     9.05   Bankruptcy, etc.
     9.06   Guaranty
     9.07   Judgments
     9.08   Change of Control
     9.09   Employee Benefit Plans

   SECTION 10.  Definitions

   SECTION 11.  The Agents
    11.01   Appointment
    11.02   Nature of Duties
    11.03   Lack of Reliance on the
              Agents
    11.04   Certain Rights of the Administrative
              Agent
    11.05   Reliance
    11.06   Indemnification
    11.07   The Agents in Their Individual Capacity
    11.08   Holders
    11.09   Resignation by the Administrative Agent

   SECTION 12.  Miscellaneous
    12.01   Payment of Expenses, etc.
    12.02   Right of Setoff
    12.03   Notices
    12.04   Benefit of Agreement
    12.05   No Waiver; Remedies Cumulative
    12.06   Payments PRO RATA
    12.07   Calculations; Computations
    12.08   Governing Law; Submission to Jurisdiction;
              Venue; Waiver of Jury Trial
    12.09   Counterparts
    12.10   Effectiveness
    12.11   Headings Descriptive
    12.12   Amendment or Waiver
    12.13   Survival
    12.14   Domicile of Loans
    12.15   Confidentiality
    12.16   Registry


   ANNEX I       -Commitments
   ANNEX II      -Bank Addresses
   ANNEX III     -Offshore Drilling Contracts
   ANNEX IV      -Subsidiaries
   ANNEX V       -[Intentionally Omitted]
   ANNEX VI      -Rigs and Vessels
   ANNEX VII     -Existing Indebtedness
   ANNEX VIII    -Existing Liens
   ANNEX IX      -Approved Shipbrokers
   ANNEX X       -Unrestricted Subsidiaries as of the Effective Date

   EXHIBIT A     -Form of Notice of Borrowing
   EXHIBIT B     -Form of Note
   EXHIBIT C     -Form of Letter of Credit Request
   EXHIBIT D     -Form of Section 4.04(b)(ii) Certificate
   EXHIBIT E-1   -Form of Opinion of Baker & Botts, L.L.P.
   EXHIBIT E-2   -Form of Opinion of James L. McCulloch
   EXHIBIT E-3   -Form of Opinion of Cahill Gordon &
                    Reindel
   EXHIBIT F     -Form of Officers' Certificate
   EXHIBIT G     -Form of Guaranty
   EXHIBIT H     -Form of Compliance Certificate
   EXHIBIT I     -Form of Assignment and Assumption Agreement



       CREDIT AGREEMENT, dated as of February 12, 1997, among GLOBAL MARINE INC. ("BORROWER"), a Delaware corporation, the lending institutions listed on ANNEX I hereto (each a "BANK" and, collectively, the "BANKS"), BANKERS TRUST COMPANY, as Administrative Agent (the "ADMINISTRATIVE AGENT"), and SOCIETE GENERALE, as Co-Agent (the "CO-AGENT", and, together with the Administrative Agent, the "AGENTS"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

            The parties hereto agree as follows:


            SECTION I.  AMOUNT AND TERMS OF CREDIT.

            1.01 COMMITMENT. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (each a "LOAN" and, collectively, the "LOANS") under the Facility to Borrower, which Loans
   (i) shall be made at any time and from time to time on and after the Initial Borrowing Date and prior to the Maturity Date, (ii) except as hereinafter provided, may, at the option of Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; PROVIDED, HOWEVER, that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in the aggregate for all Banks at any time outstanding, the Total Commitment and (v) shall not exceed for any Bank at any time outstanding the aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other Loans of such Bank and with such Bank's Adjusted Percentage of the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals (1) if such Bank is a Non-Defaulting Bank, the Adjusted Commitment of such Bank at such time and (2) if such Bank is a Defaulting Bank, the Commitment of such Bank at such time.

            1.02 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount for the Loans constituting such Borrowing. More than one Borrowing may be incurred on any day; PROVIDED, HOWEVER, that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans.
            1.03 NOTICE OF BORROWING. Whenever Borrower desires to incur Loans under the Facility, it shall give the Administrative Agent at its Notice Office, prior to 11:00 a.m. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such written notice (each a "NOTICE OF BORROWING") shall be in the form of EXHIBIT A hereto and shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or (to the extent permitted) Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

            1.04 DISBURSEMENT OF FUNDS. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Bank will make available its PRO RATA share of each Borrowing requested to be made on such date in the manner provided below. All such amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in Dollars and immediately available funds. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly (and in any event within three Business Days from the date the Administrative Agent made such funds available to Borrower) notify Borrower, and Borrower shall (within two Business Days of receiving such demand) pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate PER ANNUM equal to (x) if paid by such Bank, the Federal Funds Effective Rate or (y) if paid by Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

            (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which Borrower may have against any Bank as a result of any default by such Bank hereunder.

            1.05 NOTES.    Borrower's obligation to pay the
   principal of, and interest on, the Loans made to it by each Bank shall be evidenced by a promissory note substantially in the form of EXHIBIT B hereto with blanks appropriately completed in conformity herewith (each a "NOTE" and, collectively, the "NOTES").

            (b) The Note issued to each Bank shall (i) be executed by Borrower, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Commitment of such Bank on such date and be payable in the aggregate unpaid principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory prepayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (c) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect Borrower's obligations in respect of such Loans.

            1.06 CONVERSIONS. Borrower shall have the option to convert on any Business Day all or a portion (which portion shall be at least equal to the applicable Minimum Borrowing Amount) of the outstanding principal amount of the Loans owing pursuant to the Facility into a Borrowing or Borrowings pursuant to the Facility of another Type of Loan; PROVIDED, HOWEVER, that (i) if any Eurodollar Loan is converted into Base Rate Loans other than on the last day of an Interest Period applicable thereto Borrower shall pay to the Banks all amounts related to such conversion that are due pursuant to Section 1.11, (ii) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (iii) no Base Rate Loans may be converted into Eurodollar Loans at any time when a Default or Event of Default is in existence on the date of the conversion if the Administrative Agent or the Required Banks have reasonably determined that such a conversion would be disadvantageous to the Banks and (iv) Borrowings of Eurodollar Loans resulting from this Section
   1.06 shall be limited in number as provided in Section
   1.02. Each such conversion shall be effected by Borrower by giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' (or one Business Day's, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "NOTICE OF CONVERSION") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

            1.07 PRO RATA BORROWINGS. All Loans under this Agreement shall be made by the Banks PRO RATA on the basis of their Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

            1.08 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest at a rate PER ANNUM, which shall at all times be equal to the sum of the Base Rate in effect from time to time, PLUS the Applicable Base Rate Margin.

            (b) The unpaid principal amount of each
   Eurodollar Loan shall bear interest at a rate PER ANNUM which shall at all times be equal to the sum of the relevant Eurodollar Rate, PLUS the Applicable Eurodollar
   Margin.

            (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate PER ANNUM equal to the greater of (x) 2% PER ANNUM in excess of the rate otherwise applicable to Base Rate Loans from time to time and (y) the rate which is 2% in excess of the rate (including any applicable margin) then borne by such Loans, in each case with such interest payable on demand; PROVIDED, HOWEVER, that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate PER ANNUM less than 2% plus the rate of interest applicable thereto at maturity; PROVIDED, FURTHER, HOWEVER, that in no event shall any amount payable hereunder bear interest in excess of the maximum amount permitted by applicable law.

            (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof (whether by acceleration or otherwise) and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the first Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, in arrears on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and
   (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment and conversion of Base Rate Loans) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

            (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

            (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify Borrower and the Banks thereof.

            1.09 INTEREST PERIODS. (a) At the time Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans, in the case of the initial Interest Period applicable thereto, or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

     (ii)if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends, such Interest Period shall end on the last Business
        Day of such calendar month;

     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED, HOWEVER, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iv) no Interest Period shall extend beyond the Maturity Date; and

     (v) no Interest Period may be elected at any time when a Default or Event of Default is then in existence if the Administrative Agent or the Required Banks have reasonably determined that such an election at such time would be disadvantageous to the Banks.

     (b) If upon the third Business Day prior to the expiration of any Interest Period, Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and
   (iii) below, any Bank shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any date for determining the Eurodollar
   Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate or basis of net income taxes, franchise taxes, or similar charges) because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the adoption of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances occurring after the date of this Agreement and affecting the interbank Eurodollar market; or

          (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful);

   then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall
   (x) on such date and (y) within ten Business Days of the date on which such event no longer exists, give notice (by telephone confirmed in writing) to Borrower and, in the case of clauses (ii) and (iii) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, which notice the Administrative Agent agrees to promptly deliver to Borrower as soon as practicable after becoming aware of the absence of such circumstances, and any Notice of Borrowing or Notice of Conversion given by Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by Borrower, (y) in the case of clause
   (ii) above, Borrower shall, subject to Section 1.12(b) (to the extent applicable), pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that Borrower was notified by a Bank pursuant to
   Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan; PROVIDED, HOWEVER, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank shall have reasonably determined that after the date of this Agreement, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), Borrower shall, subject to
   Section 1.12(b) (to the extent applicable), pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although, subject to Section 1.12(b), the failure to give any such notice shall not release or diminish any of Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

          1.11 COMPENSATION. Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits or other consequential damages) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of (x) any other default by Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

          1.12 CHANGE OF LENDING OFFICE. (a) Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c),
   2.06 or 4.04 with respect to such Bank, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loan, Letters of Credit or Commitments affected by such event; PROVIDED, HOWEVER, that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of Borrower or the right of any Bank provided in Section 1.10, 2.06 or 4.04.

          (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 1.11, 2.06 or 4.04 is given by any Bank more than 180 days after the occurrence of the event giving rise to the additional costs of the type described in such Section, such Bank shall not be entitled to compensation under
   Section 1.10, 1.11, 2.06 or 4.04 for any amounts incurred or accruing prior to 180 days prior to the giving of such notice to Borrower.

          1.13 REPLACEMENT OF BANKS. (x) Upon the occurrence of any event giving rise to the operation of
   Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to Borrower increased costs in excess of those being generally charged by the other Banks or becoming incapable of making Eurodollar Loans, (y) if a Bank becomes a Defaulting Bank and/or (z) as provided in
   Section 12.12(b), in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks, Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "REPLACED BANK") with one or more other Eligible Transferee or Eligible Transferees reasonably acceptable to the Administrative Agent, none of which Eligible Transferees shall constitute a Defaulting Bank at the time of such replacement (collectively, the "REPLACEMENT BANK"); PROVIDED, HOWEVER, that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01, and (y) the Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obligations of Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of a Note executed by Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement, which shall survive as to such Replaced Bank.

          SECTION 2.     LETTERS OF CREDIT.

          2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, Borrower may request a Letter of Credit Issuer to issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the Maturity Date, and subject to and upon the terms and conditions herein set forth, such Letter of Credit Issuer agrees to issue from time to time, (x) for the account of Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations of Borrower or any Subsidiary, an irrevocable sight standby letter of credit, in a form customarily used by such Letter of Credit Issuer or in such other form as has been approved by such Letter of Credit Issuer (each such standby letter of credit, a "STANDBY LETTER OF CREDIT") in support of such L/C Supportable Obligations and/or (y) for the account of Borrower and for the benefit of sellers of goods or materials to Borrower or any Subsidiary, an irrevocable sight letter of credit in a form customarily used by such Letter of Credit Issuer or in such other form as has been approved by such Letter of Credit Issuer (each such letter of credit, a "TRADE LETTER OF CREDIT", and each such Trade Letter of Credit and each Standby Letter of Credit, a "LETTER OF CREDIT") in support of commercial transactions of Borrower or any Subsidiary.

          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $25,000,000 or (y) when added to the aggregate principal amount of all Loans made by Non-Defaulting Banks then outstanding, the Adjusted Total Commitment at such time; (ii) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Standby Letter of Credit's date of issuance although any Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the Business Day next preceding the Maturity Date, on terms reasonably acceptable to the respective Letter of Credit Issuer and in no event shall any Standby Letter of Credit have an expiry date occurring later than the Business Day immediately preceding the Maturity Date; and (iii) each Letter of Credit shall be denominated in Dollars; and (iv) each Trade Letter of Credit shall have an expiry date occurring not later than the earlier of (x) the 30th day prior to the Maturity Date and (y) the date which is 180 days from the date of issuance of such Trade Letter of Credit, on terms acceptable to the respective Letter of Credit Issuer.

          (c) To the extent that any provision of any application for any Letter of Credit is inconsistent with or in addition to the terms of this Agreement, the terms of this Agreement shall control.

          2.02 MINIMUM STATED AMOUNT.  The initial Stated
   Amount of each Letter of Credit shall be not less than $10,000 or such lesser amount reasonably acceptable to the respective Letter of Credit Issuer.

          2.03 LETTER OF CREDIT REQUESTS; REQUEST FOR
   ISSUANCE OF LETTER OF CREDIT. (a) Whenever it desires that a Letter of Credit be issued, Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice (including by way of telecopier) in the form of EXHIBIT C hereto prior to 1:00 P.M. (New York time) at least one Business Day (or such shorter period as may be acceptable to such Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business
   Day) (each a "LETTER OF CREDIT REQUEST"), which Letter of Credit Request shall include any documents that such Letter of Credit Issuer customarily requires in connection therewith.

          (b) In the case of Standby Letters of Credit, the Letter of Credit Issuer shall, without cost to Borrower, promptly after the issuance of or amendment to any such Standby Letter of Credit, give the Administrative Agent, each Bank and Borrower written notice of such issuance or amendment accompanied by a copy of such issuance or amendment. In the case of Trade Letters of Credit, the Letter of Credit Issuer will furnish the Administrative Agent, by facsimile transmission, promptly on the first Business Day of each week a report of its daily aggregate Letter of Credit Outstandings with respect to Trade Letters of Credit for the previous week. The Administrative Agent shall furnish each Bank, on the first day of each calendar month and on each Letter of Credit Fee payment date, with a report detailing the daily aggregate Letter of Credit Outstandings with respect to Trade Letters of Credit during such period.

          2.04 AGREEMENT TO REPAY LETTER OF CREDIT
   PAYMENTS. (a) Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "UNPAID DRAWING") within one Business Day of the date on which Borrower is notified by such Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate PER ANNUM which shall be equal to the sum of the Base Rate as in effect from time to time plus the Applicable Base Rate Margin (plus an additional 2% PER ANNUM if not reimbursed by the fourth Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

          (b) Borrower's obligation under this Section 2.04 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (other than the failure of the respective Letter of Credit Issuer to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such drawing; PROVIDED, HOWEVER, that Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a court of competent jurisdiction.

       2.05 LETTER OF CREDIT PARTICIPATIONS.
   (a) Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each a "PARTICIPANT") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Adjusted Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing
   Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Adjusted Percentages of the Banks pursuant to Section 12.04(b) or upon a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.05 to reflect the new Adjusted Percentages of the assigning and assignee Bank or of all Banks, as the case may be.

            (b) In determining whether to pay under any Letter of Credit, the respective Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Letter of Credit Issuer any resulting liability to the Participants.

            (c) In the event that the respective Letter of Credit Issuer makes any payment under any Letter of Credit and Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant's Adjusted Percentage of such payment in Dollars and in same day funds; PROVIDED, HOWEVER, that no Participant shall be obligated to pay to the Administrative Agent its Adjusted Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 12:00 Noon (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer such Participant's Adjusted Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of such Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Adjusted Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such respective Letter of Credit Issuer its Adjusted Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant's Adjusted Percentage of any such payment.

            (d) Whenever the respective Letter of Credit
   Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Adjusted Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's Adjusted Percentage of the principal amount thereof and interest thereon accruing at the overnight Federal Funds Effective Rate after the purchase of the respective participations.

            (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (PROVIDED, HOWEVER, that no Participant shall be required to make payments resulting from such Letter of Credit Issuer's gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

            (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

            (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the respective Letter of Credit Issuer, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any such Letter of Credit);

            (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) the surrender or impairment of any
   security for the performance or observance of any of the terms of any of the Credit Documents; or

            (v) the occurrence of any Default or Event of Default.

            2.06 INCREASED COSTS. If at any time after the date of the Agreement, the adoption or effectiveness of any new applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof or any existing law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the respective Letter of Credit Issuer or any Bank with any request or directive (whether or not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Bank's participation therein, or (ii) shall impose on such Letter of Credit Issuer or any Bank any other conditions affecting this Agreement, any Letter of Credit or such Bank's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Bank of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Bank hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate or basis of net income taxes, franchise taxes or similar charges), then, upon demand to Borrower by such Letter of Credit Issuer or such Bank (a copy of which notice shall be sent by such Letter of Credit Issuer or such Bank to the Administrative Agent), Borrower shall, subject to Section 1.12(b) (to the extent applicable), pay to such Letter of Credit Issuer or such Bank such additional amount or amounts as will compensate such Letter of Credit Issuer or such Bank for such increased cost or reduction. A certificate submitted to Borrower by the respective Letter of Credit Issuer or such Bank, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Bank to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Bank as aforesaid shall be conclusive and binding on Borrower absent manifest error, although the failure to deliver any such certificate shall not, subject to Section 1.12(b), release or diminish any of Borrower's obligations to pay additional amounts pursuant to this Section 2.06 upon the subsequent receipt thereof.

            2.07 INDEMNITIES. Borrower hereby agrees to reimburse and indemnify the respective Letter of Credit Issuer for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; PROVIDED, HOWEVER, that Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer's gross negligence or willful misconduct or the failure of the respective Letter of Credit Issuer to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. To the extent the respective Letter of Credit Issuer is not indemnified by Borrower, the Participants will reimburse and indemnify such Letter of Credit Issuer, in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; PROVIDED, HOWEVER, that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer's gross negligence or willful misconduct.

            SECTION 3.     FEES; COMMITMENTS.

            3.01 FEES. (a) Borrower agrees to pay to the Administrative Agent a commitment commission ("COMMITMENT
   COMMISSION") PRO RATA for the account of each Non-Defaulting Bank for the period from and including the date hereof to, but not including, the date the Total Commitment has been terminated, which Commitment Commission shall be equal to the Applicable Commitment Commission Percentage, computed at such rate for each day, on the daily amount of such Bank's Available Unutilized Commitment. Such Commitment Commission shall be due and payable in arrears on the first Business Day of each March, June, September and December and on the date upon which the Total Commitment is terminated.

            (b) Borrower agrees to pay to the Administrative Agent for the account of each Non-Defaulting Bank PRO RATA on the basis of their respective Adjusted Percentages, a fee in respect of each Letter of Credit (the "LETTER OF CREDIT FEE") computed at a rate PER ANNUM equal to the Applicable Eurodollar Margin then in effect on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the first Business Day of each March, June, September and December of each year and on the date after the Total Commitment is terminated and no Letters of Credit remain outstanding.

            (c) Borrower agrees to pay to the
   Administrative Agent for the account of each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "FACING FEE") computed at the rate of 1/8 of 1.00% PER ANNUM on the daily Stated Amount of such Letter of Credit; PROVIDED, HOWEVER, that in no event shall the annual Facing Fee to any Letter of Credit Issuer be less than $500 per Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on the first Business Day of each March, June, September and December of each year and on the date after the Total Commitment is terminated and no Letters of Credit remain outstanding.
            (d) Borrower agrees to pay directly to the respective Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, payment or amendment be the administrative charge and expenses which such Letter of Credit Issuer is customarily charging for issuances of, payments under, or amendments of, letters of credit issued by it.

            (e) Borrower shall pay to the Administrative
   Agent (x) on the Initial Borrowing Date for its own account and/or for distribution to the Banks such Fees as heretofore agreed in writing by Borrower and the Administrative Agent and (y) for its own account such other Fees as agreed to in writing between Borrower and the Administrative Agent, when and as due.

            (f) All computations of Fees shall be made in accordance with Section 12.07(b).

            3.02 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Commitment; PROVIDED, HOWEVER, that (w) any such termination shall apply to proportionately and permanently reduce the Commitment of each Bank, (x) no such reduction shall reduce any Non-Defaulting Bank's Commitment to an amount that is less than the sum of (A) the outstanding Loans of such Bank plus (B) such Bank's Adjusted Percentage of Letter of Credit Outstandings and (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $500,000 and in integral multiples of $100,000 in excess thereof.

            3.03 MANDATORY ADJUSTMENTS OF COMMITMENTS,
   ETC.   (a) The Total Commitment shall terminate on the
   Maturity Date.

            (b) In addition to any other mandatory
   commitment reductions pursuant to this Section 3.03, on the Business Day immediately after (1) with respect to clauses
   (i) and (iii) of this Section 3.03(b), the date on which the Section 3.03(b)(i) Remainder or the Section 3.03(b)(iii) Remainder, as the case may be, is finally determined or (2) with respect to clause (ii) of this
   Section 3.03(b), the date of receipt thereof by Borrower and/or any Subsidiary, the Total Commitment shall be permanently reduced by an amount equal to 100% of:

            (i) the remainder of (x) the Net Cash Proceeds arising from any Asset Disposition, LESS (y) the aggregate dollar amount of such Net Cash Proceeds utilized to (1) so long as the Indenture is in effect, acquire one or more Replacement Assets (as defined in the Indenture as in effect on the date hereof) within 270 days of the related Asset Disposition or date of the receipt of such Net Cash Proceeds, (2) acquire capital assets related to the core business of Borrower within 270 days of the related Asset Disposition or date of the receipt of such Net Cash Proceeds or (3) so long as the Indenture is in effect, purchase outstanding Senior Secured Notes pursuant to an offer to purchase (effected in accordance with the Indenture as in effect on the date hereof) such outstanding Senior Secured Notes permitted or required by the Indenture as in effect on the date hereof to be made as a result of such Asset Disposition (the remainder of (x) less (y), the "SECTION 3.03(b)(i) REMAINDER");

            (ii) the Net Financing Proceeds arising from any Debt Issuance; and

            (iii) the remainder of (x) the aggregate amount of cash payments received by Borrower or any Subsidiary from any Recovery Event arising as a result of a Total Loss (net of any applicable taxes and expenses incurred as a result thereof), LESS (y) the aggregate dollar amount of such cash payments utilized to (1) so long as the Indenture is in effect, acquire one or more Replacement Assets (as defined in the Indenture as in effect on the date hereof) within 270 days of the related Total Loss or date of the receipt of such cash payments, (2) repair or replace the damaged property which is the subject of such Total Loss or acquire capital assets related to the core business of Borrower within 270 days of the date of the related Total Loss or receipt of such cash payments or (3) so long as the Indenture is in effect, purchase outstanding Senior Secured Notes pursuant to an offer to purchase (effected in accordance with the Indenture as in effect on the date hereof) such outstanding Senior Secured Notes permitted or required by the Indenture as in effect on the date hereof to be made as a result of such Total Loss (the remainder of (x) less
          (y), the "SECTION 3.03(b)(iii) REMAINDER").

            Notwithstanding anything in this Section
   3.03(b) to the contrary, so long as the Indenture and the Security Documents are in effect, to the extent that the provisions of this Section 3.03(b) conflict with any action required to be taken (or prohibited to be taken) by Borrower or any Subsidiary pursuant to the Indenture or the Security Documents (in each case as in effect on the date hereof), Borrower and the Subsidiaries may comply with the Indenture and the Security Documents to such extent as is necessary to avoid any breach or default thereunder and such compliance, if resulting in non-compliance with the terms hereof, shall not be a breach or default by Borrower or any Subsidiary of the provisions of this Section 3.03(b).

            (c) Each reduction of the Total Commitment pursuant to this Section 3.03 shall apply proportionately to the Commitment of each Bank.

            SECTION 4.     PAYMENTS.

            4.01 VOLUNTARY PREPAYMENTS. Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by Borrower at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans and two Business Days prior to the date of such prepayment with respect to Eurodollar Loans, which notice shall promptly be transmitted by the Administrative Agent to each of the Banks; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $500,000 and, if greater, in an integral multiple of $100,000; PROVIDED, HOWEVER, that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) if any Eurodollar Loan is prepaid pursuant to this Section 4.01 other than on the last day of the Interest Period applicable thereto Borrower shall pay to the Banks all amounts due under Section 1.11 with respect to such prepayment; and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among the Banks which made such Loans; PROVIDED, HOWEVER, that at Borrower's election in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Loans of a Defaulting Bank.

            4.02 MANDATORY PREPAYMENTS.

            (A)  REQUIREMENTS:

            (a) (i) If on any date the sum of the aggregate outstanding principal amount of Loans made by Non-Defaulting
   Banks and the Letter of Credit Outstandings exceeds the Adjusted Total Commitment as then in effect, Borrower shall repay on such date the principal of Loans of Non-Defaulting Banks, in an aggregate amount equal to such excess. If, after giving effect to the repayment of all outstanding Loans of Non-Defaulting Banks, the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Commitment then in effect, Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess
   (up to the aggregate amount of the Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the obligations of Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative
   Agent (which shall permit certain investments in Cash
   Equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

            (ii) If on any date the aggregate outstanding principal amount of the Loans made by a Defaulting Bank exceeds the Commitment of such Defaulting Bank, Borrower shall repay the principal of Loans of such Defaulting Bank in an amount equal to such excess.

            (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding
   Loans shall be repaid in full on the Maturity Date.

            (B)  APPLICATION:

            With respect to each prepayment of Loans required by Section 4.02, Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing or Borrowings under the Facility pursuant to which made; PROVIDED, HOWEVER, that (i) Eurodollar Loans may only be repaid if no Base Rate Loans of Non-Defaulting Banks remain outstanding; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; and (iii) each prepayment of any Loans made by Non-Defaulting Banks pursuant to a Borrowing shall be applied PRO RATA among the Non-Defaulting Banks which made such Loans. In the absence of a designation by Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section
   1.11.  Notwithstanding the foregoing provisions of this
   Section 4.02(B), if at any time the mandatory prepayment of Loans pursuant to Section 4.02(A) above would result, after giving effect to the procedures set forth above, in Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the "AFFECTED EURODOLLAR LOANS"), then Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected Eurodollar Loans not immediately prepaid) to be held as security for the obligations of Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and shall provide for investments satisfactory to the Administrative Agent and Borrower, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans that are Eurodollar Loans (or such earlier date or dates as shall be requested by Borrower) to repay an aggregate principal amount of such Loans equal to the Affected Eurodollar Loans not initially prepaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Banks whose Loans would otherwise have been immediately prepaid with the amounts deposited and upon the taking of any action by the Administrative Agent or the Banks pursuant to the remedial provisions of Section 9, any amounts held as cash collateral pursuant to this Section 4.02(B) shall, subject to the requirements of applicable law, be immediately applied to the Loans.

            4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its PRO RATA share) account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by Borrower to the Administrative Agent to make a payment from the funds in Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Solely for purposes of calculating interest due on any amount owing hereunder, any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

            4.04 NET PAYMENTS. (a) All payments made by Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any franchise or similar tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or managed and controlled or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (other than interest, penalties, levies, imposts, duties, fees, assessments or other charges imposed or payable as a result of any action or inaction of such Bank not timely or properly taken by such Bank or non-compliance by such Bank with applicable law) (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "TAXES"). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts, if any, as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

            (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Borrower and the Administrative Agent on or prior to the date of this Agreement, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to
   Section 1.13 or 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of EXHIBIT D hereto (any such certificate, a "SECTION 4.04(b)(ii) CERTIFICATE") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the date of this Agreement, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate. Notwithstanding anything to the contrary contained in Section 1.10, 2.06 or 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and
   (y) Borrower shall not be obligated pursuant to Section 1.10, 2.06 or 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States (I) if such Bank has not provided to Borrower the Internal Revenue Service Forms required to be provided to Borrower pursuant to this
   Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 1.10, 2.06 or 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date of this Agreement in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes; PROVIDED, HOWEVER, such Bank shall provide to Borrower and the Administrative Agent any reasonably available applicable Internal Revenue Service tax form (reasonably similar in its simplicity and lack of detail to Internal Revenue Service Form 1001) necessary or appropriate for the exemption or reduction in the rate of such U.S. federal withholding tax.

            (c) The provisions of this Section 4.04 shall be subject to Section 1.12(b) (to the extent applicable).

            SECTION 5.     CONDITIONS PRECEDENT.  The
   obligation of the Banks to make each Loan hereunder, and the obligation of the Letter of Credit Issuers to issue
   Letters of Credit hereunder, is subject, at the time of each such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of each of the following conditions:

            5.01 EXECUTION OF AGREEMENT AND NOTES. On or prior to the Effectiveness Date, (i) this Agreement shall have been duly authorized, executed and delivered by each of the parties thereto and (ii) there shall have been delivered to the Administrative Agent for the account of each Bank the appropriate Note executed by Borrower, and in the amount, maturity and as otherwise provided herein.

            5.02 NO DEFAULT; REPRESENTATIONS AND
   WARRANTIES. As of the Effectiveness Date and at the time of each Credit Event and also after giving effect thereto,
   (i) there shall exist no Default or Event of Default and
   (ii) all representations and warranties contained herein or in each of the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except to the extent that such representations and warranties are no longer true and correct due to any action or inaction permitted or required to be taken under the Credit Documents by Borrower or any Subsidiary).

            5.03 OFFICER'S CERTIFICATE.  On the
   Effectiveness Date, the Administrative Agent shall have received a certificate dated such date signed by the President, any Vice President or the Treasurer of Borrower stating that all of the applicable conditions set forth in Sections 5.02, 5.08(a) and 5.15 have been satisfied as of such date.

            5.04 OPINIONS OF COUNSEL. On the Effectiveness Date, the Administrative Agent shall have received opinions, addressed to the Administrative Agent and each of the Banks and dated the Initial Borrowing Date, from (i) Baker & Botts, L.L.P., counsel to Borrower, which opinion shall cover the matters contained in EXHIBIT E-1 hereto,
   (ii) James L. McCulloch, Vice President and General Counsel of Borrower, which opinion shall cover the matters contained in EXHIBIT E-2 hereto, and (iii) Cahill Gordon & Reindel, special counsel to the Administrative Agent, which opinion shall cover the matters contained in EXHIBIT E-3 hereto.

            5.05 CORPORATE PROCEEDINGS.  (a)  On the
   Effectiveness Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the President, any Vice President or the Treasurer or other appropriate representative of such Credit Party in the form of EXHIBIT F hereto with appropriate insertions and deletions, together with copies of the certificate of formation or organization, the by-laws, or other organizational documents of such Credit Party, and the resolutions, or such other administrative approval, of such Credit Party referred to in such certificate.

            (b) On the Effectiveness Date, all corporate and legal proceedings and all instruments and agreements in connection with the execution and delivery of the Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith.

            5.06 INDEBTEDNESS.  On the Effectiveness Date,
   (a) Borrower and the Subsidiaries shall not have any Indebtedness outstanding with a principal amount in excess of $10,000 except for (i) Loans and Letters of Credit,
   (ii) Indebtedness in an aggregate principal amount not exceeding $225.0 million represented by the Senior Secured Notes, (iii) Existing Indebtedness and (iv) Existing L\C Facility Indebtedness and (b) the credit agreement dated June 24, 1993 among Borrower and certain Subsidiaries and Societe Generale, New York Branch shall have been terminated and all amounts owing thereunder shall have been repaid and the Administrative Agent shall have received written evidence reasonably satisfactory to it of the same. On or prior to the Initial Borrowing Date, there shall have been delivered to the Banks copies, certified as true and correct by an appropriate officer of Borrower, of all agreements evidencing or relating to Existing Indebtedness (the "EXISTING INDEBTEDNESS AGREEMENTS"), all of which Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent.

            5.07 ADVERSE CHANGE, ETC. As of the date of each Credit Event, nothing shall have occurred (and neither the Banks nor the Administrative Agent shall have become aware of any facts or conditions not previously known) which the Administrative Agent shall reasonably determine
   (a) is reasonably likely to have a material adverse effect on the rights and remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents, or (b) is reasonably likely to have a Material Adverse Effect.

            5.08 LITIGATION. On the Effectiveness Date, there shall be no actions, suits or proceedings by any administrative, governmental or other public authority or other Person pending or threatened (a) with respect to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby or (b) which the Administrative Agent or the Required Banks shall reasonably determine is reasonably likely to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents.

            5.09 APPROVALS. On the Effectiveness Date, all material necessary governmental and third party approvals and consents in connection with the transactions contemplated by the Credit Documents and otherwise referred to therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Required Banks or the Administrative Agent, materially adverse conditions upon the consummation of such transactions.

            5.10  FEES.  On the Effectiveness Date,
   Borrower shall have paid to the Administrative Agent and the Banks all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

            5.11  GUARANTY.  On or prior to the
   Effectiveness Date, each Wholly-Owned Domestic Subsidiary which owns or has chartered from a Person (other than Borrower or any Subsidiary) any Fleet Rig as of the Effectiveness Date and each Wholly-Owned Domestic Subsidiary whose assets as of the Effectiveness Date constitute more than 5% of the combined book value of the assets of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) as of the Effectiveness Date shall have duly authorized, executed and delivered a Guaranty in the form of EXHIBIT G hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "GUARANTY"), and the Guaranty shall be in full force and effect; PROVIDED, HOWEVER, that no Unrestricted Subsidiary need be a Guarantor unless it is a guarantor of any Indebtedness of Borrower or of any Subsidiary (other than of an Unrestricted Subsidiary).

            5.12 RIG MATTERS. (a)On or prior to the Effectiveness Date, the Administrative Agent shall have received:

                  (i) evidence reasonably satisfactory to the Administrative Agent that as of the Effectiveness Date
        (A) Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) own and operate not less than 25 Fleet Rigs which have a Market Value, determined in a manner reasonably satisfactory to the Administrative Agent by one of the Approved
        Shipbrokers, of at least $1.0 billion and (B) each Fleet Rig is classified in the highest class available for rigs of its age and type with the American Bureau of Shipping, Inc. or another internationally recognized classification society acceptable to the Administrative Agent, free of any requirements or recommendations, other than such requirements or recommendations which if not cured by the owner thereof would not materially diminish such Fleet Rig's value; and

                 (ii) reports from one of the Approved Shipbrokers setting forth the Market Value as of the Effectiveness
        Date of each Fleet Rig.

          (b) On the date of each Credit Event, none of the Glomar Adriatic IX (Official No. 11490-81-D), Glomar Adriatic X (Official No. 10767-PEXT5), Glomar Adriatic XI (Official No. 21899-95), Glomar Baltic I (Official No. 663783), Glomar Celtic Sea (Official No. 25598-PEXT) Fleet Rigs and Borrower's leasehold interest in and other rights with respect to the Glomar Explorer (Official No. 547527) Fleet Rig shall be subject to any Lien, other than Liens permitted by Section 8.04 (except Liens securing Indebtedness for borrowed money) and such Fleet Rigs and leasehold interest and other rights shall have a Market Value at the Effectiveness Date, determined in a manner reasonably satisfactory to the Administrative Agent by one of the Approved Shipbrokers, of at least $150.0 million.

          5.13 INSURANCE REPORT. On or prior to the Effectiveness Date, the Administrative Agent shall have received a detailed report from a firm of independent marine insurance brokers acceptable to the Administrative Agent and the Required Banks, with respect to the insurance maintained by Borrower and the Subsidiaries in connection with the Fleet Rigs, together with a certificate from such broker certifying that such insurances are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are normally insured against by similarly situated insureds.

          5.14 PROJECTIONS.  On or prior to the
   Effectiveness Date, the Banks shall have received detailed consolidated financial projections (including, but not limited to, forecasted statements of net income, cash flow and balance sheets and compliance with all financial covenants) (the "PROJECTIONS"), for Borrower and the Subsidiaries for the fiscal year ending December 31, 1997, accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that such Projections are based on supporting assumptions and explanations believed by Borrower in good faith to be reasonable as to the future financial performance of Borrower and the Subsidiaries for the period covered, which Projections, the supporting assumptions and explanations thereto, and certificate shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Banks.

          5.15  OFFSHORE DRILLING CONTRACTS.  On the
   Effectiveness Date, all of the offshore drilling contracts described on ANNEX III hereto shall be in full force and effect.

          5.16 MARGIN RULES. On the date of each Credit Event, neither the making of a Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

          The acceptance of the benefits of each Credit
   Event shall constitute a representation and warranty by Borrower to the Administrative Agent and each of the Banks that all of the applicable conditions specified above exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be satisfactory in form and substance to the Administrative Agent.

          SECTION 6. REPRESENTATIONS, WARRANTIES AND
   AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date of each such Credit Event, unless such representation and warranty expressly indicates that it is being made as of any specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and except to the extent that such representations and warranties are no longer true and correct due to any action or inaction permitted or required to be taken under the Credit Documents by Borrower or any Subsidiary):

          6.01 STATUS. Borrower and each Subsidiary (i) is a duly organized and validly existing corporation, partnership, association, limited liability company or other business entity in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority and has obtained all requisite governmental licenses, authorizations, consents and approvals (a) to own its property and assets and (b) to transact the business in which it is engaged, except in such case where the failure to have such power and authority or to obtain such governmental licenses, authorizations, consents and approvals, individually and in the aggregate, (x) is not reasonably likely to have a Material Adverse Effect and (y) is not reasonably likely to have a material adverse effect on the rights and remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents, and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified, individually and in the aggregate, is not reasonably likely to have a Material Adverse Effect.

          6.02 POWER AND AUTHORITY. Each Credit Party has the power and authority to execute, deliver and carry out the terms and provisions of each Credit Document to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of each Credit Document to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of each such Credit Party, enforceable against such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          6.03 NO VIOLATION. (a) Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality of the United States or any State thereof, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under (or with notice or lapse of time or both would constitute a default under), or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Borrower or any Subsidiary pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or any Subsidiary is a party or by which it or any of its properties or assets are bound or to which it is subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of Borrower or any Subsidiary (except for, in the case of clauses (i) and (ii) above only, contraventions, breaches, defaults, creations or impositions which, individually and in the aggregate, (x) are not reasonably likely to have a Material Adverse Effect and (y) are not reasonably likely to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents).

          (b)  Neither Borrower nor any Subsidiary is
   (i) in contravention of any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality of the United States or any State thereof, (ii) in breach of any of the terms, covenants, conditions or provisions of, or in default under (or with notice or lapse of time or both would be in default under), any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or any Subsidiary is a party or by which it or any of its properties or assets are bound or to which it is subject or
   (iii) in violation of any provision of the Certificate of Incorporation or By-Laws of Borrower or any Subsidiary (except for, in the case of clauses (i) and (ii) above only, contraventions, breaches or defaults which, individually and in the aggregate, (x) are not reasonably likely to have a Material Adverse Effect and (y) are not reasonably likely to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents).

          6.04 LITIGATION. There are no actions, suits or proceedings by an administrative, governmental or other public authority or other Person pending or, to the best of Borrower's knowledge, threatened against or with respect to Borrower or any Subsidiary or any of their respective properties or assets which, individually or in the aggregate, (i) are reasonably likely to have a Material Adverse Effect or (ii) are reasonably likely to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents.

          6.05 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Loans shall be utilized to support
   Borrower's ongoing working capital needs or to provide for the general corporate purposes of Borrower.

          (b) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock.

          6.06 GOVERNMENTAL APPROVALS. Except for the orders, consents, approvals, licenses, authorizations, validations, recordings, registrations and exemptions that have already been duly made or obtained and remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is necessary or is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

          6.07 INVESTMENT COMPANY ACT. Neither Borrower nor any Subsidiary is an "investment company" or a company
   "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          6.08 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Borrower nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.09 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished for purposes of or in connection with this Agreement or any transaction contemplated herein by or, to Borrower's knowledge, on behalf of Borrower or any Subsidiary in writing to (i) the Administrative Agent or any Bank or (ii) any Person providing information to the Administrative Agent or any Bank on behalf of Borrower or any Subsidiary is, and all other such factual information (taken as a whole) hereafter furnished by or, to Borrower's knowledge, on behalf of Borrower or any Subsidiary in writing to (i) the Administrative Agent or any Bank or (ii) any Person providing information to the Administrative Agent or any Bank on behalf of Borrower or any Subsidiary will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The Projections contained in such materials are based on supporting estimates and assumptions believed by such Persons in good faith to be reasonable at the time made as to the future financial performance of Borrower and the Subsidiaries for the period covered, it being recognized by the Administrative Agent and the Banks that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results. There is no fact known to Borrower or any Subsidiary which is reasonably likely to have a Material Adverse Effect or which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

          6.10 FINANCIAL CONDITION; FINANCIAL STATEMENTS.
   (a) On and as of the date of each Credit Event, on a PRO FORMA basis after giving effect to all Indebtedness incurred, and to be incurred, by Borrower and the Subsidiaries in connection therewith, (x) the sum of the assets, at a fair valuation, of Borrower and the Subsidiaries taken as a whole will exceed their debts, (y) Borrower and the Subsidiaries taken as a whole will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) Borrower and the Subsidiaries taken as a whole will not have unreasonably small capital with which to conduct their business.

          (b) (i) The consolidated balance sheet of Borrower and the Subsidiaries at December 31, 1995 and the related consolidated statements of operations and cash flows of Borrower and the Subsidiaries for the fiscal year ended as of such date, which have been examined by Coopers & Lybrand L.L.P., independent certified public accountants, who delivered an unqualified opinion in respect thereof, and (ii) the consolidated balance sheet of Borrower and the Subsidiaries as of September 30, 1996 and the related consolidated statements of operations and cash flows for Borrower and the Subsidiaries for the nine-month period then ended, copies of which have heretofore been furnished to each Bank, present fairly in all material respects the financial position of such entities at the dates of said statements and the results for the period covered thereby in accordance with GAAP, except to the extent provided in the notes to said financial statements and, in the case of the September 30, 1996 statements, subject to normal and recurring year-end audit adjustments and the exclusion of detailed footnotes. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied except to the extent provided in the notes to said financial statements. Nothing has occurred since December 31, 1995 that has had or is reasonably likely to have a Material Adverse Effect.

          (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b) or in ANNEX VII hereto, there were as of the Effectiveness Date no liabilities or obligations with respect to Borrower or any Subsidiary of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, is reasonably likely to have a Material Adverse Effect.

          6.11 TAX RETURNS AND PAYMENTS. Borrower and each Subsidiary has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established as is required by GAAP or which if unfiled or unpaid would not reasonably be likely to have a Material Adverse Effect. Borrower and each Subsidiary has paid, or has provided adequate reserves (in accordance with GAAP) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof. Neither Borrower nor any Subsidiary knows of any proposed tax assessment against any such Person that is reasonably likely to have a Material Adverse Effect and which is not being actively contested in good faith by such Person to the extent affected thereby by appropriate proceedings; PROVIDED, HOWEVER, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

          6.12 EMPLOYEE BENEFIT PLANS. (a) Each member of the ERISA Group (x) has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and (y) is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan other than any failure to so comply that is not reasonably likely to have a Material Adverse Effect. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan within the preceding six years, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or is reasonably likely to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA within the preceeding six years other than a liability to the PBGC for premiums under
   Section 4007 of ERISA. The amount of Unfunded Liabilities in the aggregate for all Plans (excluding for purposes of such computation any Plans which have a negative amount of Unfunded Liabilities) does not exceed $10.0 million.

          (b)  Each Foreign Pension Plan has been
   maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities other than any failure to so comply that could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.

          6.13 SUBSIDIARIES. ANNEX IV hereto lists each Subsidiary (and the direct and indirect ownership interest of Borrower therein), in each case existing on the date hereof. All the outstanding shares of Capital Stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and (except for any directors' qualifying shares) are owned by Borrower free and clear of all Liens, other than, so long as the Indenture is in effect, Liens created by the Security Documents.

          6.14 PATENTS, ETC. Borrower and each Subsidiary has obtained all patents, trademarks, service marks, trade names, copyrights, licenses and other rights (collectively, the "INTELLECTUAL PROPERTY"), free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and the failure to obtain which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. No claim is pending or, to the best of Borrower's knowledge, threatened to the effect that the actions of Borrower or any Subsidiary infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property, except for such claims which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and, to the best of Borrower's knowledge, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the best of Borrower's knowledge, threatened to the effect that any such Intellectual Property owned or licensed by Borrower or any Subsidiary or which Borrower or any Subsidiary otherwise has the right to use is invalid or unenforceable by Borrower or such Subsidiary, except for such claims which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and, to the best of Borrower's knowledge, there is no basis for any such claim (whether or not pending or threatened).

          6.15 ENVIRONMENTAL MATTERS. (a) Borrower and each Subsidiary is in compliance with all Environmental Laws and is not subject to any liability under any Environmental Law except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. All licenses, permits, registrations, or approvals required for the business conducted and for the operations and facilities owned, leased or operated by Borrower and each Subsidiary under any Environmental Law have been obtained and Borrower and each Subsidiary is in compliance therewith, except such licenses, permits, registrations or approvals the failure to obtain or to comply therewith is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Borrower or such Subsidiary is a party or which would affect the ability of Borrower or such Subsidiary to operate any Real Property, offshore drilling rig or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of Borrower, threatened, against Borrower or any Subsidiary wherein an unfavorable decision, ruling or finding is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has received notice that it has been identified as a potentially responsible party under CERCLA or any comparable foreign or state law, nor has Borrower or any Subsidiary received any written notification that any Hazardous Materials that it or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of, or arranged for disposal or treatment of, have been found at any location at which any Person is conducting or plans to conduct any action pursuant to any Environmental Law except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. No properties now or formerly owned, leased or operated by Borrower or any Subsidiary or, to the knowledge of Borrower or any Subsidiary, any of their respective predecessors in interest, are (x) listed or proposed for listing on the National Priorities List under CERCLA or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA or (z) included on any comparable lists maintained by any Governmental Authority except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. There are no past or present events, conditions, activities, practices or actions, or any agreements, judgments, decrees or orders by which Borrower or any Subsidiary is bound, which would reasonably be expected to prevent Borrower's or any Subsidiary's compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of Borrower or any Subsidiary under any Environmental Law, or to cause any Real Property, offshore drilling rig or other facility owned, leased or operated by Borrower or any Subsidiary to be subject to any restriction on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such noncompliance, liability or restriction which is, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect.

          (b) Hazardous Materials have not at any time been
   (i) generated, used, processed, treated, stored or disposed of on, at or under or transported to or from, any Real Property, offshore drilling rig or other facility at any time owned, leased or operated by Borrower or any Subsidiary or (ii) Released on, at, under or from any such Real Property, offshore drilling rig or other such facility, in each case where such occurrence, or event is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

          6.16 PROPERTIES.    (a) Borrower and each
   Subsidiary has title to all material properties owned by them including all property reflected in the consolidated balance sheets of Borrower and the Subsidiaries as referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or (ii) Permitted Liens.

          (b) ANNEX VI hereto sets forth all the offshore drilling rigs owned or leased for more than two years by Borrower or any Subsidiary on the date hereof, and identifies the registered owner, flag, official or patent number, as the case may be, and the home port, class, location and operating status thereof on the date hereof.

          6.17 LABOR RELATIONS. Neither Borrower nor any Subsidiary is engaged in any unfair labor practice that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Borrower or any Subsidiary or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the best of Borrower's knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Borrower or any Subsidiary or, to the best of Borrower's knowledge, threatened against Borrower or any Subsidiary and (iii) no union representation petition existing with respect to the employees of and of them and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

          6.18 EXISITNG INDEBTEDNESS. ANNEX VII hereto sets forth a true and complete list of all Indebtedness of Borrower and each Subsidiary with a principal amount in excess of $10,000 on the date hereof and which is to remain outstanding thereafter, excluding (i) the Loans and the Letters of Credit, (ii) Indebtedness represented by the Senior Secured Notes, (iii) Existing L/C Facility Indebtedness and (iv) Indebtedness permitted under Sections 8.3(d) and (e) (the "EXISTING INDEBTEDNESS"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

          6.19 RIG CLASSIFICATION. Each offshore drilling rig owned or leased by Borrower or any Subsidiary (other than any offshore drilling rig which is under construction or is in the process of being upgraded) is classified in the highest class available for rigs of its age and type with the American Bureau of Shipping, Inc. or another internationally recognized classification society acceptable to the Administrative Agent ("IN CLASS"), free of any requirements or recommendations, other than such requirements or recommendations which if not cured by the owner thereof would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

          6.20 INSURANCE. Borrower and each Subsidiary has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.

          SECTION 7.  AFFIRMATIVE COVENANTS.  Borrower
   covenants and agrees that on the date hereof and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder or under any other Credit Document, are paid in full:

          7.01 INFORMATION COVENANTS. Borrower will furnish to each Bank:

          (a) ANNUAL FINANCIAL STATEMENTS. Within 95 days after the close of fiscal year 1996 and each other fiscal year of Borrower occurring after the date hereof, the consolidated balance sheet of Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and stockholders' equity and cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Borrower and the Subsidiaries as a going concern.

          (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in fiscal 1997 and each fiscal year occurring after the date hereof, the consolidated balance sheet of Borrower and the Subsidiaries as at the end of such quarterly period, and the related consolidated statements of operations and, if included in Borrower's reports filed with the SEC pursuant to the Exchange Act, stockholders' equity for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related period in the prior fiscal year, except with respect to the consolidated balance sheet, which shall be as of the end of the prior fiscal year, all of which shall be certified by the chief financial officer or controller of Borrower as fairly presenting in all material respects the financial conditions and results of operations of Borrower and the Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the exclusion of detailed footnotes.

          (c) RIG STATUS REPORT. As soon as available and in any event within 60 days after the close of each quarterly accounting period occurring after the date hereof, a report detailing (i) as of such quarter end
        (A) location of each Fleet Rig owned or leased by Borrower or any Subsidiary, and (B) term of, and parties to, any contract pertaining to any such Fleet Rig and (ii) the average day rates and utilization (on a class and geographic region basis) for each Fleet Rig for such quarter on the date of such report.

          (d)  INSURANCE SUMMARY.  At the Effectiveness
        Date and within 105 days after the close of each fiscal year of Borrower occurring after the date hereof, a summary of insurance carried by Borrower and each Subsidiary together with certificates of insurance and other evidence of such insurance.

          (e) COMPLIANCE CERTIFICATE. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of Borrower signed by its chief financial officer, controller or other Authorized Officer in the form of EXHIBIT H hereto to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether Borrower and the Subsidiaries were in compliance with the provisions of
        Section 8 as at the end of such fiscal period or year, as the case may be.

          (f) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within (x) five Business Days after an executive officer of Borrower obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto and (y) ten Business Days after an executive officer of Borrower obtains knowledge thereof, notice of the commencement of or any significant development in any litigation or governmental proceeding pending against Borrower or any Subsidiary (other than to the extent that disclosure of the details thereof would, in the opinion of counsel to Borrower, compromise attorney-client privilege) (i) which is reasonably likely to have a Material Adverse Effect or (ii) which is reasonably likely to have a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations under the Credit
        Documents.

          (G) AUDITORS' REPORTS. Promptly upon receipt thereof, a copy of each formal report or "management letter" submitted to Borrower by its independent accountants in connection with any annual, interim or special audit made by it of the books of Borrower.

          (h) SEC REPORTS. Promptly upon transmission thereof, copies of any material filings and registrations with, and reports to, the SEC by Borrower or any Subsidiary (other than registrations on Form S-8 under the Securities Act, registrations of equity securities pursuant to Rule 415 under the Securities Act which do not involve an underwritten public offering and reports on Form 11-K or pursuant to Section 16(a) under the Exchange Act) and copies of all financial statements, proxy statements, notices and reports as Borrower or any Subsidiary shall generally send to analysts or all holders of their Capital Stock in their capacity as such holders (in each case to the extent not theretofore delivered to the Banks pursuant to this Agreement).

          (i) OTHER INFORMATION. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Bank may reasonably request.

          7.02 BOOKS, RECORDS AND INSPECTIONS. Borrower will, and will cause each Subsidiary to, keep books of records and accounts in which entries will be made of all its business transactions to enable Borrower to prepare financial statements in accordance with GAAP, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower will, and will cause each Subsidiary to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of Borrower, officers and designated representatives of the Administrative Agent or any Bank (at the expense of Borrower if after an Event of Default) to visit and inspect any of the properties or assets of Borrower or any Subsidiary, and to examine the books of account of Borrower or any Subsidiary and discuss the affairs, finances and accounts of Borrower or of any Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals as the Administrative Agent or any Bank may desire.

          7.03 MAINTENANCE OF INSURANCE. Borrower will, and will cause each Subsidiary to, at all times maintain in full force and effect insurance in such amounts and of such types with such financially sound and reputable insurers covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice for similarly situated insureds and which are reasonably satisfactory to the Administrative Agent.

          7.04 PAYMENT OF TAXES. Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Borrower or any Subsidiary; PROVIDED, HOWEVER, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which if unpaid would not reasonably be likely to have a Material Adverse Effect.

          7.05 CONSOLIDATED CORPORATE FRANCHISES. Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority, unless the failure to do so would not have a Material Adverse Effect; PROVIDED, HOWEVER, that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

          7.06 COMPLIANCE WITH STATUTES, ETC. Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, including without limitation all Environmental Laws and ERISA and the rules and regulations thereunder, other than those the non-compliance with which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations under the Credit Documents.

          7.07 GOOD REPAIR. Borrower will, and will cause each Subsidiary to, keep its properties and equipment used or useful in its business, in whomsoever's possession they may be, in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.02 and the occurrence of a force majeure, see that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, (i) to the extent and in the manner useful or customary for companies in similar businesses and (ii) to the extent where the failure to do so is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. For purposes of this Section 7.07, any Fleet Rig shall be deemed to be in good repair, working order and condition if such Fleet Rig is In Class.

          7.08 END OF FISCAL YEARS; FISCAL
   QUARTERS. Borrower will, and will cause each Subsidiary to, for financial reporting purposes, have (i) each of its fiscal years to end on December 31 of each year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

          7.09 USE OF PROCEEDS. All proceeds of the Loans shall be used as provided in Section 6.05.

          7.10 RIG VALUATIONS. From and after January 1, 1998, at any time, but no more frequently than twice during any twelve month period, Borrower, at the request of the Administrative Agent or the Required Banks, will obtain an updated appraisal of the Fleet Rigs from an Approved Shipbroker, substantially in the form of the reports delivered pursuant to Section 5.12, confirming compliance with Section 8.11.

          7.11 ADDITIONAL GUARANTORS.  In the event that
   (a) at any date (the "APPLICABLE DATE") the book value of the assets of any Wholly-Owned Domestic Subsidiary (other than an Unrestricted Subsidiary), whether formed or acquired before or after the date hereof and whether or not existing on the date hereof, constitutes more than 5% of the combined book value at such date of the assets of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries), (b) on any date any Subsidiary (other than an Unrestricted Subsidiary) shall guarantee any Indebtedness of Borrower or any Subsidiary or (c) any Wholly-Owned Domestic Subsidiary acquires any Fleet Rig owned or leased by Borrower or any Subsidiary on the Effectiveness Date, Borrower shall cause each such Subsidiary (unless already a Guarantor) (i) in the case of
   (a) above, within 50 days after the end of the fiscal quarter in which such Applicable Date occurs; PROVIDED, HOWEVER, that if on any Applicable Date the book value of the assets of any Wholly-Owned Domestic Subsidiary (excluding Investments in Borrower or any Subsidiary other than an Unrestricted Subsidiary) constitutes more than 20% of the combined book value at such date of the assets of Borrower and the Subsidiaries (other than any Unrestricted Subsidiary) then within 10 days of the first date on which such 20% threshold is met, (ii) in the case of (b) above, within five Business Days and (iii) in the case of (c) above, within five Business Days of the first date on which any such Wholly-Owned Subsidiary acquires any such Fleet Rig, to execute and deliver to the Administrative Agent a counterpart of the Guaranty; PROVIDED, HOWEVER, that no Unrestricted Subsidiary shall be required to be a Guarantor unless it is a guarantor of any Indebtedness of Borrower or of any Subsidiary (other than of an Unrestricted Subsidiary); PROVIDED, FURTHER, HOWEVER, that (i) in the event that all of the Capital Stock of any Guarantor owned by Borrower or any Subsidiary is sold or otherwise disposed of or liquidated in compliance with the requirements of
   Section 8.02 hereof (whether in a single transaction or in a series of related transactions and whether by merger, consolidation or otherwise) (or such sale or other disposition has been approved in writing by the Required Banks (or all Banks if required by Section 12.12)), other than any such sale, disposition or liquidation to Borrower or any Subsidiary, such Guarantor shall be released from the Guaranty and the Guaranty shall, as to such Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of any Person that owns, directly or indirectly, the Capital Stock of any Guarantor shall be deemed to be a sale of such Guarantor) and (ii) in the event that any Guarantor shall be designated an Unrestricted Subsidiary pursuant to and in accordance with Section 8.05(b) hereof, then such Guarantor (unless it is a guarantor of any Indebtedness of Borrower or of any Subsidiary (other than of an Unrestricted Subsidiary)) shall be released from the Guaranty and the Guaranty shall, as to such Guarantor, terminate, and have no further force or effect. The Administrative Agent and each Bank agree that Borrower may, on behalf of any Subsidiary released from the Guaranty, require the Administrative Agent, at the expense of Borrower, to execute and deliver to Borrower, for the benefit of any Person, a written release, disclaimer, termination or quitclaim, and such other release documents as Borrower may reasonably request to evidence such termination, and each Bank authorizes the Administrative Agent to execute and deliver such release, disclaimer, termination and other documents on behalf of such Bank without any further action by any Bank. For avoidance of doubt, the Subsidiaries' undertakings under the Indenture or the Security Documents, each as in effect on the date hereof, shall not for purposes of this Section 7.11 constitute a guarantee of Indebtedness of Borrower or any Subsidiary.

          7.12  ERISA.  As soon as possible and, in any
   event, within 10 days after Borrower, any Subsidiary or any member of the ERISA Group knows or has reason to know that any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, Borrower will deliver to each of the Banks a certificate of the chief financial officer of Borrower setting forth details as to such occurrence and the action, if any, that Borrower, such Subsidiary or such member of the ERISA Group is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Borrower, such Subsidiary, the member of the ERISA Group, a plan participant or the plan administrator. Upon written request Borrower will deliver to each of the Banks a complete copy of the annual report (Form 5500) of each Plan (as defined in Section 3(2) of ERISA) (including, to the extent required, the related financial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service, if any.

          7.13 PERFORMANCE OF OBLIGATIONS. Borrower will, and will cause each Subsidiary (other than an Unrestricted Subsidiary) to, perform in all material respects all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party (including, without limitation, the Indenture and the Security Documents), except where such nonperformance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

          SECTION 8.  NEGATIVE COVENANTS.  Borrower
   covenants and agrees that as of the date hereof and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder or under any other Credit Document, are paid in full:

          8.01 CHANGES IN BUSINESS. Borrower shall not, and shall not permit any Subsidiary (other than an Unrestricted Subsidiary) to, materially alter the character of the business of Borrower and the Subsidiaries taken as a whole from that conducted at the Effectiveness Date (including any material expansion outside of the offshore contract drilling and production services, drilling management services and oil and gas exploration and production businesses); PROVIDED, HOWEVER, that this
   Section 8.01 shall not restrict the making of any Investment expressly permitted by Section 8.05.

          8.02 CONSOLIDATION, MERGER, SALE OF ASSETS, ETC. Borrower shall not, and shall not permit any Subsidiary (other than an Unrestricted Subsidiary) to, directly or indirectly, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory or worn-out or obsolete equipment in the ordinary course of business) or agree (unless such agreement is conditioned upon a waiver of this provision by the Banks hereunder) to do any of the foregoing at any future time, except that each of the following shall be permitted:

          (a)  (i) any Subsidiary may be merged or
        consolidated with or into, or be liquidated or dissolved into, Borrower (so long as Borrower is the surviving corporation) or any other Person (other than an Unrestricted Subsidiary) so long as a Subsidiary (other than an Unrestricted Subsidiary) is the surviving Person and (ii) all or any part of the business, properties and assets of any Subsidiary may be conveyed, leased, sold or transferred to Borrower or any Subsidiary (other than an Unrestricted Subsidiary); PROVIDED, HOWEVER, that if any such transaction involves a Guarantor and any other Subsidiary and the surviving or transferee Person is not a Guarantor (unless such surviving or transferee Person is Borrower) then immediately after such transaction Borrower shall cause such surviving or transferee Person to execute and deliver a counterpart to the Guaranty;

          (b)  Restricted Payments permitted pursuant to
        Section 8.05 and any bare boat charter permitted by
        Section 8.08; and

          (c) any sale or disposition of assets; PROVIDED, HOWEVER, that (x) (A) the Total Commitment shall be reduced to the extent and when required by Section 3.03(b) and (B) all proceeds thereof shall be used without violating the provisions of Section 8.01 and
        (y) each such sale or disposition shall be in an amount at least equal to the fair market value thereof (as determined by the Board of Directors of Borrower in the case of sales or dispositions in excess of $10.0 million).

          8.03 INDEBTEDNESS. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to the Credit
        Documents;

          (b)  Indebtedness in an aggregate principal
        amount not exceeding $225.0 million represented by the Senior Secured Notes, and any refinancing, extension, renewal, rearrangement or replacement of all, but not less than all, of such Indebtedness pursuant to an offering of debt securities of Borrower (which may be guaranteed by the Guarantors on terms no more favorable to the holders of such debt securities than the Guaranty) which (i) are not in an aggregate principal amount in excess of the sum of the aggregate principal amount of the Senior Secured Notes then outstanding, PLUS any premium required by the terms of the Senior Secured Notes or reasonably incurred to refinance the Senior Secured Notes, PLUS expenses, discounts and commissions related to such offering;
        (ii) are unsecured; (iii) do not have a maturity or any mandatory sinking fund or retirement requirements prior to the Maturity Date; and (iv) do not have covenants or events of default less favorable to Borrower or any Subsidiary than the Senior Secured Notes as in effect on the date hereof;

          (c) Existing Indebtedness and other Indebtedness existing on the Effectiveness Date with a principal amount not exceeding $10,000;

          (d) intercompany Indebtedness between Borrower and any Subsidiary (other than any Unrestricted Subsidiary) or between Subsidiaries (other than Indebtedness owing from any Subsidiary which is not an Unrestricted Subsidiary to any Unrestricted Subsidiary) so long as such Indebtedness is held by Borrower or any Subsidiary (other than an Unrestricted Subsidiary);

          (e)  Non-Recourse Indebtedness of any
        Unrestricted Subsidiary; and

          (f) Existing L/C Facility Indebtedness and other Indebtedness in an aggregate principal amount not to exceed, when aggregated with the Existing L/C Facility Indebtedness, $10.0 million at any time outstanding.

          8.04 LIENS. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Borrower or any Subsidiary, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Borrower or any Subsidiary) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

          (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (as may be required by GAAP) have been established;

          (b) Liens imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, maritime Liens, drilling contracts and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Borrower's or any Subsidiary's property or assets or materially impair the use thereof in the operation of the business of Borrower or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings (including the providing of bail), which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien or procuring the release of the property or assets subject to such Lien from arrest or detention;

          (c) Liens created in favor of the Banks or the Administrative Agent on behalf of the Banks;

          (d) Liens existing on the date hereof and listed on ANNEX VIII hereto;

          (e) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) to the extent not covered by insurance, the obligations in connection therewith do not exceed $10.0 million and otherwise in circumstances not constituting an Event of Default under Section 9.07;

          (f)  Liens existing on property or assets
        acquired by Borrower or any Subsidiary or on property or assets of any Person which becomes a Subsidiary upon such acquisition or such Person becoming a Subsidiary, as the case may be; PROVIDED, HOWEVER, that such Lien shall not extend to or cover any other property or assets of Borrower or any Subsidiary and such Liens were not incurred in connection with or in anticipation of such acquisition;

          (g)  any interest or title of a lessor or
        charterer under any lease permitted by this Agreement;

          (h)  Liens only on assets of Unrestricted
        Subsidiaries securing Non-Recourse Indebtedness permitted to be incurred under Section 8.03(e);
        PROVIDED, HOWEVER, that such Liens do not extend to or cover any other property or assets of Borrower or any Subsidiary which is not an Unrestricted Subsidiary;

          (i) zoning restrictions, easements, licenses, covenants, reservations or restrictions on the use of real property or minor irregularities of title incident thereto;

          (j) Liens for crews' wages (including wages of the muster and the seamen to the extent provided by 46 U.S.C. Section 10317, as amended) or salvage (including contract salvage) and general average, or wages of stevedores when employed directly by a person listed in 46 U.S.C. Section 31341, as amended, or similar claims arising under laws of other jurisdictions;

          (k) Liens to secure any extensions, renewals or refinancings (or successive extensions, renewals or refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (a) through (j) so long as such Lien does not extend to or cover any other property or assets of Borrower or any Subsidiary;

          (l)  Liens securing the Senior Secured Notes
        pursuant to the Indenture and the Security Documents, each as in effect on the date hereof;

          (m) Liens permitted to be in existence pursuant to Article I, Section 5 of the Rig Mortgages (as defined in the Indenture as in effect on the date hereof) and any Lien arising as a result of any bare boat charter permitted under Section 8.08;

          (n)  negative pledges; and

          (o) Liens securing Indebtedness in an aggregate amount not to exceed $10.0 million at any time outstanding.

          8.05 RESTRICTED PAYMENTS; DESIGNATION OF
   UNRESTRICTED SUBSIDIARIES. (a) Borrower shall not, and shall not permit any Subsidiary (other than an Unrestricted
   Subsidiary) to, make any Restricted Payment, except:

          (i) so long as no Default or Event of Default exists or would result therefrom, Borrower and the Subsidiaries may make Restricted Payments after the date hereof in an amount not to exceed in the aggregate the sum of (v) $100.0 million, PLUS (w) 50% of the excess, if any of (1) the aggregate Consolidated Net Income for the period beginning January 1, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment over (2) $200.0 million (or, if such Consolidated Net Income shall be a deficit, MINUS 100% of such deficit), PLUS (x) the aggregate net cash proceeds received by Borrower (i) either as capital contributions to Borrower after the date hereof or (ii) from the issue and sale (other than to any Subsidiary) of its Qualified Capital Stock after the date hereof (excluding the net proceeds from any issuance and sale of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from Borrower or any Subsidiary until and to the extent such borrowing is repaid), PLUS (y) (to the extent not included in the computation of Consolidated Net Income) the amount of cash dividends or cash contributions (other than to pay taxes) received by Borrower from any Unrestricted Subsidiary after the date hereof, MINUS (z) the greater of (i) $0 and (ii) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary which has been designated as an Unrestricted Subsidiary pursuant to and in accordance with subparagraph
   (b) of this Section 8.05; PROVIDED, HOWEVER that (a) Borrower shall not be permitted to make any Restricted Payments which are Dividends on Borrower's Capital Stock pursuant to this clause (i) unless the Senior Secured Notes shall have been repaid in full and (b) Borrower shall not be permitted to make any Restricted Payment which is a Dividend on Borrower's Capital Stock pursuant to this clause (i) unless Excess Cash Flow for the four consecutive complete fiscal quarters then last ended after the date hereof immediately prior to the payment of such Dividend exceeds the sum of (I) all Dividends paid during the four consecutive complete fiscal quarters then last ended after the date hereof immediately prior to the payment of such Dividend, PLUS (II) the amount of such Dividend proposed to be paid;

          (ii) any Subsidiary may pay Dividends on its Capital Stock;

          (iii) Borrower may redeem or repurchase Capital Stock of Borrower (or options to purchase such Capital Stock) from present or former officers, employees or directors of Borrower or any Subsidiary (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan or any employee stock ownership plan of Borrower or any Subsidiary; PROVIDED, HOWEVER, that in all such cases (x) no Default or Event of Default is then in existence or would arise therefrom and (y) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased in any calendar year shall not exceed $5.0 million; and

          (iv) Borrower may pay any Dividend within 60 days after the declaration thereof so long as Borrower would have been permitted to pay such Dividend on the date of the declaration thereof; PROVIDED, HOWEVER, that amounts paid pursuant to this subparagraph (iv) shall be included as Restricted Payments for purposes of subparagraph (i) of this Section 8.05(a).

          (b) Borrower may designate, pursuant to written notification to the Administrative Agent, any Subsidiary as an Unrestricted Subsidiary (a "DESIGNATION") only if:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Designation;

          (ii) such Subsidiary does not own or have any right or interest in, or the right to receive income or profits from, any of the Fleet Rigs owned by Borrower or any Subsidiary as of the date hereof;

          (iii) so long as the Indenture shall be in effect, such Subsidiary is an unrestricted subsidiary under and pursuant to the terms of the Indenture (as in effect on the date hereof); and

          (iv) Borrower would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to subparagraph (a)(i) of this
   Section 8.05 in an amount (the "DESIGNATION AMOUNT") equal to Borrower's proportionate interest in the net worth of such Subsidiary calculated in accordance with GAAP on such date.

          Neither Borrower nor any Subsidiary (other than an Unrestricted Subsidiary) shall at any time subject any of its properties or assets to any Lien to secure, or otherwise guarantee or incur any Contingent Obligation in respect of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness).

          Borrower shall, and shall cause each Subsidiary to, take all action necessary so that so long as the Indenture is in effect any Subsidiary which has incurred Indebtedness under Section 8.03(e) hereof shall meet the qualifications of, and be designated as, an unrestricted subsidiary pursuant to the terms of the Indenture.
   Borrower shall not, and shall not permit any Subsidiary to, amend, modify, change or waive any provisions of the Indenture which would result in the restrictions and limitations in this Agreement with respect to the Unrestricted Subsidiaries being in conflict with, or resulting in a breach of default under the Indenture.

          8.06 RESTRICTIONS ON SUBSIDIARIES. Borrower shall not, and shall not permit any Subsidiary (other than an Unrestricted Subsidiary) to, create or otherwise cause or suffer to exist any encumbrance or restriction which, directly or indirectly, prohibits or otherwise restricts the ability of any Subsidiary (other than an Unrestricted Subsidiary) to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties or assets to Borrower or any Subsidiary, other than encumbrances or restrictions existing under or by reason of:

          (a)  the Credit Documents;

          (b)  applicable law;

          (c) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;

          (d) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to (i) an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement or (ii) any bare boat charter permitted by Section 8.08;

          (e) the Indenture and the Security Documents or any other encumbrance or restriction in effect on the Effectiveness Date, each as in effect on the Effectiveness Date, and any refinancing, extension or renewal thereof so long as such refinancing, extension or renewal is no more restrictive than (x) with respect to the Indenture and the Security Documents, this Agreement or (y) with respect to any other encumbrance or restriction, that existing on the date hereof;

          (f)  Permitted Liens and any documents or
        instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; PROVIDED, HOWEVER, that such prohibitions or restrictions apply only to the assets subject to such Liens;

          (g) encumbrances or restrictions on property of any Subsidiary which do not restrict the ability of such Subsidiary to transfer the property subject to such encumbrances or restrictions; and

          (h) any encumbrances or restrictions pursuant to an agreement in effect on the date on which such Subsidiary was acquired by Borrower or any Subsidiary (provided that such encumbrance or restriction was not incurred in connection with or in contemplation of such acquisition).

          8.07 TRANSACTIONS WITH AFFILIATES. Borrower shall not, and shall not permit any Subsidiary (other than an Unrestricted Subsidiary) to, directly or indirectly, enter into any transaction or series of transactions after the date hereof whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to (i) employment arrangements entered into in the ordinary course of business with officers of Borrower or any Subsidiary, (ii) customary fees paid to members of the Board of Directors of Borrower and of any Subsidiary and (iii) all transactions between or among the Credit Parties.

          8.08 VESSEL OWNERSHIP AND MANAGEMENT.

          (a) Borrower shall not permit there to be less than 22 Fleet Rigs which are owned by Borrower or any Guarantor.

          (b) Borrower shall not, and shall not permit any Subsidiary (other than an Unrestricted Subsidiary) to, contract out the management of any Fleet Rig owned or leased by Borrower or any Subsidiary (other than an Unrestricted Subsidiary) on the Effectiveness Date other than to Borrower or any Subsidiary which is not an Unrestricted Subsidiary, other than the bare boat charter of up to three of such Fleet Rigs at any time in effect.

          8.09 CASH INTEREST COVERAGE RATIO. Borrower shall not permit the ratio of (i) Consolidated EBITDA for any four consecutive complete fiscal quarters then last ended after the date hereof to (ii) Consolidated Cash Interest Expense of Borrower for such period to be less than 3.00:1.00. In connection with any Credit Event, such ratio shall be calculated to give PRO FORMA effect to the Loans or Letters of Credit to be made and the application of the proceeds therefrom as if made and applied on the first day of the period for which such ratio is being calculated.

          8.10 LEVERAGE RATIO. Borrower shall not permit the Leverage Ratio at any time to be more than 2.00:1.00. In connection with any Credit Event, such ratio shall be calculated to give PRO FORMA effect to the Loans or Letters of Credit to be made and the application of the proceeds therefrom as if made and applied on the first day of the period for which such ratio is being calculated.

          8.11 FLEET MARKET VALUE. Borrower shall not permit the aggregate Market Value of the Fleet at any time to be less than (i) 2.5 times the sum of (x) Consolidated
   Indebtedness, PLUS (y) the Available Unutilized Total
   Commitment.

          8.12 NET WORTH.  Borrower shall not permit
   Consolidated Net Worth at any time to be less than the sum of (i) $300.0 million, PLUS (ii) an amount (added at the end of each fiscal quarter after the date hereof) equal to the greater of (x) $0 and (y) 50% of Consolidated Net Income (without giving effect to the proviso thereto) for each fiscal quarter after September 30, 1996 (adjusted to exclude the effect of deferred taxes related to the existing net operating loss of Borrower and its Subsidiaries).

          8.13 MODIFICATIONS OF CERTAIN DOCUMENTS, ETC. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, consent to any modification, supplement or waiver of any of the provisions of the Senior Secured Notes, the Indenture or the Security Documents where the effect of such modification, supplement or waiver would be material and adverse to the interests of the Banks without the prior written approval of the Required Banks.

          SECTION 9.  EVENTS OF DEFAULT.  Upon the
   occurrence of any of the following specified events (each an "EVENT OF DEFAULT"):

          9.01 PAYMENTS. Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing under any Credit Document; or

          9.02 REPRESENTATIONS, ETC. Any material representation, warranty or statement made by any Credit
   Party in any Credit Document or in any statement or certificate delivered or required to be delivered pursuant thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          9.03 COVENANTS. (a) Borrower or any Subsidiary shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.09,
   Section 7.11 or Section 8 or (b) any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in any Credit Document and such default shall continue unremedied for a period of at least 30 days after notice to Borrower by the Administrative Agent or the Required Banks; or

          9.04 DEFAULT UNDER OTHER AGREEMENTS.  (a)
   Borrower or any Subsidiary shall (i) default in any payment with respect to any Indebtedness (other than the Obligations and any Non-Recourse Indebtedness permitted to be incurred hereunder) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness of Borrower or any Subsidiary (other than the Obligations and any Non-Recourse Indebtedness permitted to be incurred hereunder) shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; PROVIDED, HOWEVER, that it shall not constitute an Event of Default pursuant to this Section 9.04 unless any such event referred to in clause (a) or (b) occurs with respect to one or more issues of Indebtedness aggregating at least $10.0 million or more; or

          9.05 BANKRUPTCY, ETC. Borrower or any Subsidiary (other than an Unrestricted Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "BANKRUPTCY CODE"); or an involuntary case is commenced against Borrower or any Subsidiary (other than an Unrestricted Subsidiary) and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower or any Subsidiary (other than an Unrestricted Subsidiary); or Borrower or any Subsidiary (other than an Unrestricted Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any Subsidiary (other than an Unrestricted Subsidiary); or there is commenced against Borrower or any Subsidiary (other than an Unrestricted Subsidiary) any such case or proceeding which remains undismissed for a period of 60 days; or Borrower or any Subsidiary (other than an Unrestricted Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower or any Subsidiary (other than an Unrestricted Subsidiary) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Borrower or any Subsidiary (other than an Unrestricted Subsidiary) makes a general assignment for the benefit of creditors; or any corporate action is taken by Borrower or any Subsidiary (other than an Unrestricted Subsidiary) for the purpose of effecting any of the foregoing; or

          9.06 GUARANTY. The Guaranty or any provision thereof shall cease to be in full force and effect (otherwise than in accordance with the Credit Documents), or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm all or any portion of such Guarantor's obligation thereunder (other than by reason of a release of such Guarantor from the Guaranty in accordance with the terms of the Credit Documents), or any Guarantor shall default in the observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto and such default (other than any default arising from a failure to make any payment thereunder) shall continue unremedied for a period of at least 30 days after notice to Borrower by the Administrative Agent or the Required Banks; or

          9.07 JUDGMENTS. One or more judgments or decrees shall be entered against Borrower or any Subsidiary involving a liability of $10.0 million or more in the aggregate (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

          9.08 CHANGE OF CONTROL. There shall have occurred a Change of Control; or

          9.09 EMPLOYEE BENEFIT PLANS. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10.0 million which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under
   Section 4041(c) of ERISA by an member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a payment obligation in excess of $10.0 million;

   then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against Borrower, except as otherwise specifically provided for in this Agreement (PROVIDED, HOWEVER, that, if an Event of Default specified in Section
   9.05 shall occur with respect to Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section
   9.05 in respect of Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (v) apply any amounts held as cash collateral pursuant to Section 4.02 or this Section 9 to repay Obligations.

          SECTION 10.    DEFINITIONS.  As used herein, the
   following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          "ADJUSTED COMMITMENT" for each Non-Defaulting
   Bank shall mean at any time the product of such Bank's
   Adjusted Percentage and the Adjusted Total Commitment.

          "ADJUSTED PERCENTAGE" shall mean (x) at a time when no Bank Default exists, for each Bank such Bank's Percentage and (y) at a time when a Bank Default exists (i) for each Bank that is a Defaulting Bank, zero and (ii) for each Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank's Commitment at such time by the Adjusted Total Commitment at such time, it being understood that all references herein to Commitments and the Adjusted Total Commitment at a time when the Total Commitment or Adjusted Total Commitment, as the case may be, has been terminated shall be references to the Commitments or Adjusted Total Commitment, as the case may be, in effect immediately prior to such termination; PROVIDED, HOWEVER, that (A) no Bank's Adjusted Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default if, after giving effect to such Bank Default and any repayment of Loans at such time pursuant to Section 4.02(A)(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Loans of all Non-Defaulting Banks plus
   (ii) the Letter of Credit Outstandings, exceeds the Adjusted Total Commitment; (B) the changes to the Adjusted Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of the Loans of all Non-Defaulting Banks plus (ii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Commitment; and (C) if (i) a Non-Defaulting Bank's Adjusted Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Bank's Loans, or of Unpaid Drawings with respect to Letters of Credit, that were made during the period commencing after the date of the relevant Bank Default and ending on the date of such change to its Adjusted Percentage must be returned to Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of Borrower, then the change to such Non-Defaulting Bank's Adjusted Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted Percentage would have resulted in the sum of the outstanding principal of Loans made by such Bank plus such Bank's new Adjusted Percentage of the outstanding principal amount of Letter of Credit Outstandings equalling such Bank's Commitment at such time.

          "ADJUSTED TOTAL COMMITMENT" shall mean at any time the Total Commitment less the aggregate Commitments of all Defaulting Banks.

          "ADMINISTRATIVE AGENT" see the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

          "AFFECTED EURODOLLAR LOAN" see Section 4.02(B).

          "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "AGREEMENT" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

          "AGENTS" see the first paragraph of this Agreement.

          "APPLICABLE BASE RATE MARGIN" shall be equal to the percentage PER ANNUM set forth below opposite Borrower's applicable Leverage Ratio, as calculated for the last day of the fiscal quarter last ended; PROVIDED, HOWEVER, that, in the event a change in the Applicable Base Rate Margin is to be made, such change shall not become effective until the date on which the Administrative Agent receives written notice from Borrower indicating that such change is warranted:

                                                        APPLICABLE BASE
               LEVERAGE RATIO                             RATE MARGIN

          Less than or equal to
          1.40:1.00                                          0.00%

          Greater than 1.40:1.00                             0.25%

          "APPLICABLE COMMITMENT COMMISSION PERCENTAGE" shall be 1/4 of 1.00% PER ANNUM.

          "APPLICABLE DATE" see Section 7.11.

          "APPLICABLE EURODOLLAR MARGIN" shall be equal to the percentage PER ANNUM set forth below opposite Borrower's applicable Leverage Ratio, as calculated for the last day of the fiscal quarter last ended; PROVIDED, HOWEVER, that, in the event a change in the Applicable Eurodollar Margin is to be made, such change shall not become effective until the date on which the Administrative Agent receives written notice from Borrower indicating that such change is warranted:

                                           APPLICABLE
            LEVERAGE RATIO             EURODOLLAR MARGIN

         Less than 0.90:1.00                 0.75%

         Greater than or equal to
         0.90:1.00 and less than or
         equal to 1.40:1.00                  1.00%

         Greater than 1.40:1.00              1.25%

          "APPROVED BANK" see the definition of "Cash
   Equivalents."

          "APPROVED COMPANY" see the definition of "Cash
   Equivalents."

          "APPROVED SHIPBROKER" shall mean each of the international, independent, sale-and-purchase Shipbrokers listed on ANNEX IX hereto, as such Annex may be revised from time to time at the request of the Required Banks with the consent of Borrower, which consent shall not be unreasonably withheld or delayed.

          "ASSET DISPOSITION" shall mean the sale, transfer or other disposition (including by merger or consolidation or sale-leaseback) occurring after the date hereof by Borrower or any Subsidiary to any Person other than Borrower or any Wholly-Owned Subsidiary of any asset (including the Capital Stock of any Subsidiary) of Borrower or such Subsidiary, except sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or worn-out equipment or Cash Equivalents; PROVIDED, HOWEVER, that for purposes of
   Section 3.03(b)(i), (i) no sale, transfer or other disposition of assets of Borrower or any Subsidiary shall be deemed an Asset Disposition to the extent (but only to the extent) that the Cash Proceeds therefrom when added to the Cash Proceeds from all other sales, transfer or other dispositions of assets since the date hereof that would otherwise constitute an Asset Disposition are not in excess of $50.0 million and (ii) any bare boat charter permitted by Section 8.08 shall not be considered an Asset Disposition.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement substantially in the form of EXHIBIT I hereto (appropriately completed).

          "AUTHORIZED OFFICER" shall mean any senior officer of Borrower designated as such in writing to the Administrative Agent by Borrower.

          "AVAILABLE UNUTILIZED COMMITMENT" for each Bank, shall mean the excess of (i) the Commitment of such Bank over (ii) the sum of (x) the aggregate outstanding principal amount of Loans made by such Bank plus (y) an amount equal to such Bank's Adjusted Percentage of the Letter of Credit Outstandings at such time.

          "AVAILABLE UNUTILIZED TOTAL COMMITMENT" shall mean the excess of (i) the Total Commitment over (ii) the sum of (x) the aggregate outstanding principal amount of Loans plus (y) the Letter of Credit Outstandings at such time.

          "BANK" see the first paragraph of this Agreement.

          "BANK DEFAULT" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under Section 2.05(c) or (ii) a Bank having notified the Administrative Agent and/or Borrower that it does not intend to comply with the obligations under Section 1.01 or under Section 2.05(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

          "BANKRUPTCY CODE" see Section 9.05.

          "BASE RATE" at any time shall mean the higher of
   (i) the rate which is 1/2 of 1% in excess of the Federal
   Funds Effective Rate and (ii) the Prime Lending Rate.

          "BASE RATE LOAN" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

          "BENEFIT ARRANGEMENT" shall mean at any time an employee benefit plan with the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "BORROWER" see the first paragraph of this Agreement.

          "BORROWING" shall mean the incurrence of one Type of Loan pursuant to the Facility by Borrower from all of the Banks with respect to such Facility on a PRO RATA basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; PROVIDED, HOWEVER, that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          "BTCO" shall mean Bankers Trust Company.

          "BUSINESS DAY" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market in London.

          "CAPITAL EXPENDITURES" shall mean, with respect to any Person, without duplication, all expenditures by such Person which should be capitalized in accordance with GAAP, including, without duplication, all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of all Capitalized Lease Obligations incurred by such Person.

          "CAPITAL LEASE" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "CAPITAL STOCK" shall mean any and all shares, interests, rights to purchase, warrants, options, participants or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, including any Preferred Stock.

          "CAPITALIZED LEASE OBLIGATIONS" shall mean all obligations under Capital Leases of Borrower or any Subsidiary (other than an Unrestricted Subsidiary) in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "CASH EQUIVALENTS" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (z) any Bank or bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "APPROVED BANK"), in each case with maturities of not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "APPROVED COMPANY"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within one year after the date of acquisition and (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses
   (i) through (iv) above.

          "CASH PROCEEDS" shall mean, with respect to any Asset Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Disposition, other than the portion of such deferred payment constituting interest, but only as and when so received) received by Borrower and/or any Subsidiary from such Asset Disposition.

          "CERCLA" shall mean the Comprehensive
   Environmental Response, Compensation, and Liability Act of
   1980, as amended, 42 U.S.C. Section 9601 ET SEQ.

          "CHANGE OF CONTROL" shall mean an event or series of events by which (i) any person (as defined in Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 35% of the voting power of the then outstanding Voting Stock of Borrower; or
   (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new or replacement directors whose election by the Board of Directors of Borrower or whose nomination for election by Borrower's stockholders, was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office; or (iii) any "Change of Control" as defined in the Indenture (so long as the Indenture shall be in effect) shall occur.

          "CLAIMS" see the definition of "Environmental
   Claims."

          "CO-AGENT" see the first paragraph of this Agreement.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effectiveness Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "COMMITMENT" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in ANNEX I hereto directly below the column entitled
   "Commitment," as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.

          "COMMITMENT COMMISSION" see Section 3.01(a).

          "CONSOLIDATED CASH INTEREST EXPENSE" shall mean, for any period, total cash interest expense (including that attributable to Capital Leases, whether or not the Capitalized Lease Obligations under such Capitalized Leases is included in Indebtedness) of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis during such period, including, without limitation, (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing during such period and (ii) all capitalized cash interest during such period.

          "CONSOLIDATED EBIT" shall mean, for any period,
   (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, LESS (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) and
   (iii) amortization expense of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries), all as determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED INDEBTEDNESS" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including the Loans) of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis as determined in accordance with GAAP, excluding (i) all Contingent Obligations relating to the Indebtedness of any Person which such Indebtedness is included in the calculation of Consolidated Indebtedness of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) and (ii) all Capitalized Lease Obligations under the Capitalized Lease (as in effect on the date hereof) of the Glomar Explorer Fleet Rig (Official No. 547257).

          "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, total interest expense (including that attributable to Capital Leases, whether or not the Capitalized Lease Obligations under such Capitalized Lease is included in Indebtedness) of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) in accordance with GAAP on a consolidated basis with respect to all outstanding Indebtedness of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing.

          "CONSOLIDATED NET INCOME" shall mean for any period, the net income (or loss) of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED, HOWEVER, that there shall be excluded therefrom
   (i) the effect of deferred taxes, (ii) except to the extent of the amount of cash dividends or other cash distributions in respect of Capital Stock paid to Borrower or a Subsidiary (other than an Unrestricted Subsidiary) by any other Person during such period out of funds legally available therefor, the net income (or loss) of such other Person other than a Subsidiary, (iii) except to the extent includible pursuant to clause (ii) hereof, the net income (or loss) of any other Person accrued or attributable to any period prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary or such other Person's property or Capital Stock (or a portion thereof) is acquired by Borrower or any Subsidiary, and (iv) the net income of any Subsidiary which is not a Guarantor to the extent that the transfer to Borrower or a Guarantor of that income is not at the time permitted, directly or indirectly, by any means (including by dividend, distribution, advance or loan or otherwise), by operation of the terms of its charter or any agreement with a Person other than with Borrower or any Affiliate thereof, instrument held by a Person other than by Borrower or any Affiliate thereof, judgment, decree, order, statute, law, rule or governmental regulations applicable to such Subsidiary or its stockholders; PROVIDED, HOWEVER, that if at any time during the period for which Consolidated Net Income is measured such restriction or transfer to Borrower of such income of a Subsidiary is lifted, Consolidated Net Income shall include the net income of such Subsidiary previously excluded.

          "CONSOLIDATED NET WORTH" shall mean, at any time, the net worth of Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis determined in accordance with GAAP.

          "CONTINGENT OBLIGATIONS" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "CREDIT DOCUMENTS" shall mean this Agreement, the Notes and each Guaranty and any documents executed in connection therewith.

          "CREDIT EVENT" shall mean and include the making of a Loan or the issuance of a Letter of Credit.

          "CREDIT PARTY" shall mean Borrower and each Guarantor.

          "DEBT INSUANCE" shall mean the issuance or sale by Borrower or any Subsidiary of any securities evidencing Indebtedness of Borrower or any Subsidiary, other than any refinancing of the Senior Secured Notes as permitted by
   Section 8.03(b).

          "DEFAULT" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "DEFAULTING BANK" shall mean any Bank with respect to which a Bank Default is in effect.

          "DESIGNATION" see Section 8.05(b).

          "DESIGNATION AMOUNT" see Section 8.05(b).

          "DISQUALIFIED CAPITAL STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the Maturity Date.

          "DIVIDENDS" shall mean to declare or pay on the part of Borrower or any Subsidiary any dividends (other than dividends payable solely in Qualified Capital Stock of such Person (including pursuant to a shareholders' rights plan)) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any Subsidiary to purchase or otherwise acquire for consideration any shares of any class of the Capital Stock of Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding; PROVIDED, HOWEVER, that Dividends shall not include the redemption of rights issued pursuant to a shareholders' rights agreement in an amount per right not to exceed a DE MINIMIS amount.

          "DOLLARS" shall mean freely transferable lawful money of the United States.

          "DOMESTIC SUBSIDIARY" shall mean, as to any Person, any Subsidiary that is incorporated under the laws of the United States of America, any State thereof or any territory thereof.

          "EFFECTIVENESS DATE" see Section 12.10.

          "ELIGIBLE TRANSFEREE" shall mean a commercial bank, financial institution or other "accredited investor"
   (as defined by Regulation D of the Securities Act).

          "ENVIRONMENTAL CLAIMS" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations of Governmental Authorities or third parties or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "CLAIMS"), including, without limitation,
   (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged damage or injury or threat of injury or damage to health, safety or the environment.

          "ENVIRONMENTAL LAW" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy, treaty or convention and rule of common law now or hereafter in effect and in each case as amended and having legally binding effect on, and enforceable against, private parties, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or health or safety or Release or threat of Release or treatment, storage, transport, generation, handling or disposal of any Hazardous Materials, including, without limitation, CERCLA; RCRA; the Deepwater Port Act, as amended, 33 U.S.C. SectionSection 1501 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 7401 ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.
   Section 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ. and any state and local or foreign counterparts or equivalents.

          "ERISA" shall mean the Employee Retirement Income
   Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA GROUP" shall mean Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any Subsidiary, are treated as a single employer under
   Section 414 of the Code.

          "EURODOLLAR LOANS" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

          "EURODOLLAR RATE" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "EVENT OF DEFAULT" see Section 9.

          "EXCESS CASH FLOW" shall mean, for any period, the difference, if any, of (a) the sum of the following items for Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis for such period determined in accordance with GAAP: (i) consolidated net income, adjusted by (1) adding back the non-cash portion of all extraordinary or non-recurring items of expense and (2) deducting the non-cash portion of all extraordinary or non-recurring items of income, in each case to the extent taken into account in the calculation of such net income, (ii) the non-cash portion of any other item of expense to the extent deducted in determining such net income, other than to the extent requiring an accrual or reserve for future cash expenses, (iii) depreciation and amortization allowances to the extent deducted in determining such net income and (iv) net decreases in Working Capital, MINUS (b) the sum of the following items for Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis for such period: (i) Capital Expenditures for such period, (ii) scheduled principal payments in respect of Indebtedness (excluding
   (I) any principal payment effected in connection with the refinancing of any Indebtedness and (II) any prepayment in respect of any revolving credit facility (including the Loans) to the extent not accompanied by a permanent reduction in commitments thereunder), (iii) non-cash credits to the extent added in determining such net income and (iv) net increases in Working Capital.

          "EXCHANGE ACT" shall mean the Securities Exchange
   Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "EXISTING INDEBTEDNESS" see Section 6.18.

          "EXISTING INDEBTEDNESS AGREEMENTS" see Section
   5.06(i).

          "EXISTING L/C FACILITY INDEBTEDNESS" shall mean Indebtedness under (i) the Reimbursement and Security Agreement between the Company and the Bank of Nova Scotia dated as of May 1, 1993 and (ii) the Reimbursement and Security Agreement between the Company and First Union Bank of North Carolina dated as of August 1, 1993, not exceeding $2.0 million in the aggregate at any time outstanding.

          "FACILITY" shall mean the credit facility established under this Agreement, evidenced by the Total
   Commitment.

          "FACING FEE" see Section 3.01(c).

          "FEDERAL FUNDS EFFECTIVE RATE" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

          "FEES" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

          "FINANCING PROCEEDS" shall mean the cash received by Borrower or any Subsidiary from a Debt Issuance.

          "FLEET" shall mean all Fleet Rigs taken as a whole.

          "FLEET RIGS" shall mean the Glomar Explorer
   (Official No. 547527) and any offshore drilling rig or drilling vessel owned from time to time by Borrower or any Subsidiary (other than an Unrestricted Subsidiary).

          "FOREIGN PENSION PLAN" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of
   Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

          "GOVERNMENTAL AUTHORITY" shall mean any
   government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTOR" shall mean each Subsidiary which is a party to the Guaranty and which has not been released therefrom in accordance with the Credit Documents.

          "GUARANTY" see Section 5.11.

          "HAZARDOUS MATERIALS" shall mean any pollutant, contaminant, toxic, hazardous, extremely hazardous or radioactive substance, constituent or waste, or any other constituent, waste, chemical material, compound or substance including, without limitation, petroleum including without limitation crude oil or any fraction thereof, or any petroleum product, subject to regulation under any Environmental Law.

          "IN CLASS" see Section 6.19.

          "INDEBTEDNESS" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person,
   (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by Borrower or any Subsidiary of the obligations of Borrower and/or any Subsidiary (other than any Unrestricted Subsidiary) of a character described in the foregoing clauses (i) through
   (vii) to the extent such guaranteed obligations are permitted under this Agreement); PROVIDED, HOWEVER, that Indebtedness (a) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence and (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices; (b) shall include the liquidation preference and any mandatory redemption payment obligation obligations in respect of any Disqualified Capital Stock of Borrower or any Subsidiary; (c) shall not include obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations, incurred in the ordinary course of business and on ordinary business terms;
   (d) shall not include Capitalized Lease Obligations incurred in the ordinary course of business and on ordinary business terms (other than under Capitalized Leases of offshore drilling rigs and vessels) not exceeding $10.0 million in the aggregate at any time outstanding; (e) shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "INDENTURE" shall mean the Indenture dated as of December 23, 1992 among Borrower and Wilmington Trust
   Company, as trustee, as the same may be amended, modified or supplemented from time to time.

          "INITIAL BORROWING DATE" shall mean the date upon which the initial Borrowing of Loans occurs.

          "INTELLECTUAL PROPERTY" see Section 6.14.

          "INTEREST PERIOD" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

          "INTEREST RATE AGREEMENT" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect Borrower or any Subsidiary against interest rate risk.

          "INVESTMENT" shall mean any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, PLUS the cost of all additions thereto, and MINUS the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the board of directors (or comparable body) of the Person making such transfer.

          "LEASEHOLD" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "L/C SUPPORTABLE OBLIGATIONS" shall mean such obligations of Borrower or any Subsidiary as are not inconsistent with the policies of the Letter of Credit
   Issuer determined reasonably and in good faith.

          "LETTER OF CREDIT" see Section 2.01(a).

          "LETTER OF CREDIT FEE" see Section 3.01(b).

          "LETTER OF CREDIT ISSUER" shall mean BTCo.

          "LETTER OF Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "LETTER OF CREDIT REQUEST" see Section 2.03(a).

          "LEVERAGE RATIO" shall mean, at any date of determination, the ratio of Consolidated Indebtedness of Borrower at such date to Consolidated EBITDA of Borrower for the four consecutive complete fiscal quarters then last ended.

          "LIEN" shall mean any mortgage, pledge, security interest, security title, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), in each case for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation to a creditor.

          "LOAN" see Section 1.01.

             "MARGIN STOCK" shall have the meaning provided in Regulation U.

          "MARKET VALUE" shall mean as of any date of calculation the value as of such date of any Fleet Rig or other vessel provided in the most recent valuation report delivered in connection with Section 5.12(a)(ii) and
   Section 7.10.

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the performance, business, properties, assets, operations, nature of assets, liabilities, condition (financial or otherwise) or prospects of Borrower and the Subsidiaries taken as a whole.

          "MATURITY DATE" shall mean February 15, 1999.

          "MINIMUM BORROWING AMOUNT" shall mean (i) for
   Loans maintained as Base Rate Loans, $1.0 million and increments of $500,000 over such amount, and (ii) for Loans maintained as Eurodollar Loans, $5.0 million and increments of $1.0 million over such amount.

          "MOODY'S" shall mean Moody's Investors Service,
   Inc. and its successors.

          "MULTIEMPLOYER PLAN" shall mean at any time an employee pension benefit plan within the meaning of
   Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "NET CASH PROCEEDS" shall mean, with respect to any Asset Disposition, the Cash Proceeds therefrom, MINUS, without duplication, the sum of (i) reasonable legal, title and recording tax expenses, commissions and other reasonable fees and expenses incurred, and all federal, state, provincial, foreign and local taxes payable as a consequence of such Asset Disposition, and (ii) all payment made to any Person other than Borrower or any Subsidiary on any Indebtedness of Borrower or its Subsidiary which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition.

          "NET FINANCING PROCEEDS" shall mean the Financing
   Proceeds net of underwriting discounts and commissions and direct expenses.

          "NON-DEFAULTING BANK" shall mean each Bank other than a Defaulting Bank.

          "NON-RECOURSE INDEBTEDNESS" means any
   Indebtedness of any Subsidiary (the "RELEVANT SUBSIDIARY")
   (a) in respect of which neither Borrower nor any Subsidiary (other than an Unrestricted Subsidiary or the Relevant Subsidiary) is liable or obligated in any manner including, without limitation, liabilities or obligations constituting Indebtedness of Borrower or any Subsidiary (other than an Unrestricted Subsidiary or the Relevant Subsidiary), and
   (b) the occurrence of any event or the existence of any condition under any agreement or instrument relating to which shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any Indebtedness of Borrower or of any Subsidiary (other than an Unrestricted Subsidiary or the Relevant Subsidiary) or otherwise permitting any such Indebtedness to be declared to be due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.

          "NOTE" see Section 1.05(a).

          "NOTICE OF BORROWING" see Section 1.03.

          "NOTICE OF CONVERSION" see Section 1.06.

          "NOTICE OFFICE" shall mean the office of the Administrative Agent at 130 Liberty Street, New York, New
   York or such other office as the Administrative Agent may designate to Borrower from time to time.

          "OBLIGATIONS" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent or any Bank pursuant to the terms of any Credit Document.

          "PARTICIPANT" see Section 2.05(a).

          "PAYMENT OFFICE" shall mean the office of the Administrative Agent at 130 Liberty Street, New York, New
   York or such other office as the Administrative Agent may designate to Borrower from time to time.

          "PBGC" shall mean the Pension Benefit Guaranty
   Corporation or any successor thereto.

          "PERCENTAGE" shall mean for each Bank the percentage obtained by dividing such Bank's Commitment by the Total Commitment; PROVIDED, HOWEVER, that if the Total Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank's Commitment immediately prior to such termination by the Total Commitment immediately prior to such termination.

          "PERMITTED INVESTMENTS" shall mean and include the following:

          (a)  Borrower or any Subsidiary may make
        Investments in cash and Cash Equivalents;

          (b) Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (c) Borrower or any Subsidiary may make loans and advances (i) to employees in the ordinary course of business or in connection with employee relocation in an aggregate principal amount not to exceed $1.0 million at any time outstanding (without giving effect to any write-down or write-off thereof) and (ii) to management employees to finance their purchases of Qualified Capital Stock of Borrower in an aggregate amount not to exceed $1.0 million at any time outstanding (without giving effect to any write-down or write-off thereof);

          (d) Borrower or any Subsidiary may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business;

          (e) Borrower may hold treasury stock received by it in connection with the repurchase of stock from employees pursuant to Section 8.05(c);

          (f)  Borrower may make contributions to an
        employee stock ownership plan provided such contributions are in Borrower's common stock;

          (g)  Borrower or any Subsidiary may make
        Investments in any Subsidiary (other than any Unrestricted Subsidiary) and any Person which, after giving effect to such investments, becomes a Subsidiary (other than an Unrestricted Subsidiary); PROVIDED, HOWEVER, that any such Investments which are loans and advances are unsecured and subordinated to the Obligations of such Credit Party owing to the Banks;

          (h)  Borrower or any Subsidiary may acquire
        Senior Secured Notes pursuant to any offer required to be made therefor pursuant to the Indenture as in effect on the date hereof;

          (i)  Borrower or any Subsidiary may make
        investments in Persons to the extent that the consideration provided by Borrower or any Subsidiary for such investments shall be solely the Qualified
        Capital Stock of Borrower; and

          (j) Investments required to be made pursuant to the Purchase and Sale Agreement dated August 24, 1993 between Borrower and Transocean Drilling AS, as in effect on the Effectiveness Date.

          "PERMITTED LIENS" shall mean Liens described in
   Section 8.04(a) through (o).

          "PERSON" shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "PLAN" shall mean at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either
   (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "PREFERRED STOCK" in any Person, means Capital
   Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

          "PRIME LENDING RATE" shall mean the rate which Bankers Trust Company announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "PROJECTIONS" see Section 5.14.

          "QUALIFIED CAPITAL STOCK" in any Person means any Capital Stock in such Person other than any Disqualified
   Capital Stock.

          "RATING AGENCIES" shall mean each of Moody's and S&P.

          "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ.

          "REAL PROPERTY" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "RECOVERY EVENT" shall mean the receipt by Borrower or any Subsidiary of any cash insurance proceeds or cash condemnation award (excluding the proceeds of any business interruption insurance) payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or asset of Borrower or any Subsidiary or (ii) by reason of any condemnation, taking, seizing or similar event with respect to any property or asset of Borrower or any Subsidiary.

          "REGISTER" see Section 12.16.

          "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "REGULATION U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, leaching or migration into the environment or into, out of or through any structure, property, pipeline, air, soil, subsurface strata, surface water, or groundwater or wetlands.

          "REPLACED BANK" see Section 1.13.

          "REPLACEMENT BANK" see Section 1.13.

          "REQUIRED BANKS" shall mean Non-Defaulting Banks whose outstanding Commitments (or, if after the Total
   Commitment has been terminated, outstanding Loans and Adjusted Percentage of Letter of Credit Outstandings) constitute greater than 50% of the sum of the Adjusted
   Total Commitment (or, if after the Total Commitment has been terminated, the total outstanding Loans of Non-Defaulting
   Banks and the aggregate Adjusted Percentages of all Non-Defaulting Banks of the total Letter of Credit
   Outstandings at such time).

          "RESTRICTED PAYMENTS" shall mean any Dividend or Investment, other than any Permitted Investment.

          "S&P" shall mean Standard & Poor's Ratings Group and its successors.

          "S&P CREDIT RATING" shall mean the rating level
   (it being understood that a rating level shall include numerical modifiers and (+) and (-) modifiers) assigned by S&P to the senior unsecured long-term debt of Borrower.

          "SEC" shall mean the Securities and Exchange
   Commission or any successor thereto.

          "SECTION 3.03(b)(i) REMAINDER" see Section
   3.03(b)(i).

          "SECTION 3.03(b)(iii) REMAINDER" see Section
   3.03(b)(iii).

          "SECTION 4.04(b)(ii) CERTIFICATE" see Section
   4.04(b)(ii).

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "SECURITY DOCUMENTS" shall have the meaning assigned to that term in the Indenture as in effect on the date hereof.

          "SENIOR SECURED NOTES" shall mean the 12-3/4%
   Senior Secured Notes Due 1999 issued pursuant to the
   Indenture.

          "STANDBY LETTER OF CREDIT" see Section 2.01(a).

          "STATED AMOUNT" of each Letter of Credit shall mean the maximum available to be drawn thereunder
   (regardless of whether any conditions for drawing could then be met).

          "SUBSIDIARY" of any Person shall mean and include
   (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of Borrower.

          "TAXES" see Section 4.04(a).

          "TOTAL COMMITMENT" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "TOTAL LOSS" shall mean (i) the actual,
   constructive, arranged, agreed, or compromised total loss of any Fleet Rig; (ii) the requisition for title or other compulsory acquisition or forfeiture of any Fleet Rig otherwise than by requisition for hire; or (iii) the capture, seizure, arrest, detention or confiscation of any Fleet Rig by any government or by persons acting or purporting to act on behalf of any government unless such Fleet Rig is released from such capture, seizure, arrest or detention within 180 days after the occurrence thereof.

          "TOTAL UNUTILIZED COMMITMENT" shall mean, at any time, (i) the Total Commitment at such time less (ii) the sum of the aggregate principal amount of all Loans at such time, PLUS the Letter of Credit Outstandings at such time.

          "TRADE LETTER OF CREDIT" see Section 2.01(a).

          "TYPE" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

          "UNFUNDED LIABILITIES" shall mean, with respect to any Plan at any time, the amount (if any) by which
   (i) the value of all benefit liabilities under such Plan, determined on a current liability basis under Section 412(l)(7) of the Code, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title I of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan.

          "UNPAID DRAWING" see Section 2.04(a).

          "UNRESTRICTED SUBSIDIARY" shall mean (i) the Subsidiaries treated as unrestricted under Indenture as of the date hereof, each of which is set forth in ANNEX X hereto and (ii) any Subsidiaries treated as Unrestricted Subsidiaries pursuant to and in accordance with Section 8.05(b) hereof.

          "VOTING STOCK" shall mean, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

          "WHOLLY-OWNED DOMESTIC SUBSIDIARY" shall mean, as to any Person, any wholly-owned Subsidiary of such Person which is a Domestic Subsidiary.

          "WHOLLY-OWNED SUBSIDIARY" of any Person shall mean any Subsidiary of such Person to the extent all of the Capital Stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person. Unless otherwise expressly provided, all references herein to "Wholly-Owned Subsidiary" shall mean a Wholly-Owned
   Subsidiary of Borrower.

          "WORKING CAPITAL" shall mean an amount determined on a consolidated basis in accordance with GAAP) determined for Borrower and the Subsidiaries (other than Unrestricted Subsidiaries) equal to the sum of all current assets (other than cash) less the sum of all current liabilities (other than the current portion of any Indebtedness that was long-term Indebtedness when incurred).

          "WRITTEN or "IN WRITING" shall mean any form of written communication or a communication by means of telex or facsimile transmission.

          SECTION 11.    THE AGENTS.

          11.01 APPOINTMENT. The Banks hereby designate Bankers Trust Company as Administrative Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or Affiliates.

          11.02  NATURE OF DUTIES.  The Administrative
   Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

          11.03  LACK OF RELIANCE ON THE AGENTS.
   Independently and without reliance upon the Agents, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and the Subsidiaries in connection with the making and the continuance of the Loans and issuance and/or participation in Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower and the Subsidiaries and, except as expressly provided in this Agreement, the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agents shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Borrower and the Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Borrower and the Subsidiaries or the existence or possible existence of any Default or Event of Default.

          11.04  CERTAIN RIGHTS OF THE ADMINISTRATIVE
   AGENT. If the Administrative Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Bank nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

          11.05 RELIANCE. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent (which may be counsel for Borrower).

          11.06 INDEMNIFICATION. To the extent the Agents are not reimbursed and indemnified by Borrower, the Banks will reimburse and indemnify the Agents, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; PROVIDED, HOWEVER, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from either of the Agents' gross negligence or willful misconduct.

          11.07 THE AGENTS IN THEIR INDIVIDUAL CAPACITY.
   With respect to its obligation to make Loans under this Agreement, the Agents shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agents in their individual capacity. The Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or its Subsidiaries or any Affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower or any Subsidiary for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

          11.08 HOLDERS. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          11.09  RESIGNATION BY THE ADMINISTRATIVE AGENT.
   (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Administrative
   Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower.

          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

          SECTION 12.    MISCELLANEOUS.

          12.01 PAYMENT OF EXPENSES, ETC. Borrower agrees to (and to cause each other Credit Party, in respect of the Credit Document to which it is a party, to): (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel and any local counsel) and of the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the actual reasonable fees and disbursements of counsel for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such
   Bank) to pay such taxes; and (iii) indemnify each Bank (including in its capacity as the Administrative Agent or a Letter of Credit Issuer), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages, expenses, fines or penalties incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, whether initiated by Borrower or any other Person (other than the Office of the Comptroller of Currency, the FDIC or other regulatory authority having jurisdiction over any Bank if not related to any action or inaction by Borrower or any Subsidiary or any other event or occurrence relating to Borrower or any Subsidiary), including, without limitation, the actual reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) or (b) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any Real Property, offshore drilling rig, facility or location at any time owned or operated by Borrower or any Subsidiary, the generation, storage, transportation, treatment, release or disposal of Hazardous Materials at on, under or from any Real Property, offshore drilling rig, facility or location at any time owned or operated by Borrower or any Subsidiary, the non-compliance of Borrower or any Subsidiary, or of any Real Property, offshore drilling rig, facility or location at any time owned or operated by Borrower or any Subsidiary with any Environmental Law or any Environmental Claim asserted against Borrower or any Subsidiary with any Environmental Law or any Real Property, offshore drilling rig, facility or location at any time owned or operated by Borrower or any Subsidiary, including, in each case, without limitation, the actual reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

          12.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to the extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of Borrower against and on account of the Obligations and liabilities of Borrower to such Bank under any Credit Document, including, without limitation, all interests in Obligations of Borrower purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with any Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          12.03 NOTICES. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telex or telecopier communication) and mailed, telexed, telecopied or delivered, if to Borrower or any Subsidiary, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on ANNEX II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective when received and, in the case of notice by telecopier, after confirmation of such receipt has been given by the recipient, excluding by way of automatic receipt produced by telecopier.

          (b) Without in any way limiting the obligation of Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or any Letter of Credit Issuer, as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or such Letter of Credit Issuer in good faith to be from an Authorized Officer of Borrower. In each such case, Borrower hereby waives the right to dispute the Administrative Agent's or such Letter of Credit Issuer's record of the terms of such telephonic notice.

          12.04 BENEFIT OF AGREEMENT. (k) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution; PROVIDED, HOWEVER, that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10 and 4.04 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold; PROVIDED, FURTHER, HOWEVER, that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment) or (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement.

          (b) Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its outstanding Commitment and its rights and obligations hereunder to its Affiliate or to another Bank, and (y) with the consent of the Administrative Agent, each Letter of Credit Issuer and Borrower (which consent shall not be unreasonably withheld or delayed and which consent of Borrower need not be obtained at any time that a Default or Event of Default shall have occurred and be continuing), any Bank may assign all or a portion of its outstanding Commitment and its rights and obligations hereunder to one or more Eligible Transferees. Unless otherwise agreed to by Borrower, no assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Banks hereunder, be in an aggregate amount less than $5.0 million unless the entire Commitment of the assigning Bank is so assigned. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement. In the event of any such assignment (x) to a commercial bank or other financial institution not previously a Bank hereunder, either the assigning or the assignee Bank shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 and (y) to a Bank, either the assigning or assignee Bank shall pay to Administrative Agent a nonrefundable assignment fee of $1,500, and at the time of any assignment pursuant to this Section 12.04(b), (i) ANNEX I hereto shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning
   Bank) and of the other Banks, and (ii) if any such assignment occurs after the Initial Borrowing Date, if requested by the assigning Bank and the assignee Bank, Borrower will issue new Notes to the respective assignee and to the assigning Bank in conformity with the requirements of Section 1.05. Each Bank and Borrower agree to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Bank from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          (c) Notwithstanding any other provisions of this
   Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

          (d) Each Bank initially party to this Agreement hereby represents, and each Person that became a Bank pursuant to an assignment permitted by this Section 12 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; PROVIDED, HOWEVER, that subject to the preceding clauses
   (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

          12.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege under any Credit Document and no course of dealing between Borrower or any Subsidiary and the Administrative Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have. No notice to or demand on Borrower or any Subsidiary in any case shall entitle Borrower or any Subsidiary to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

          12.06 PAYMENTS PRO RATA. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of Borrower or any Subsidiary in respect of any Obligations of Borrower or any Subsidiary hereunder, it shall distribute such payment to the Banks (other than any Bank that has expressly waived its right to receive its PRO RATA share thereof) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of Borrower or any Subsidiary, respectively, to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; PROVIDED, HOWEVER, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

          12.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved
   (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to the Banks); PROVIDED, HOWEVER, that (x) except as otherwise specifically provided herein, all computations determining compliance with
   Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the September 30, 1996 historical financial statements of Borrower delivered to the Banks pursuant to Section 6.10(b) and (y) that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Banks, such financial statements shall be accompanied by reconciliation work-sheets.

          (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

          12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the state of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. To the extent permitted by applicable law, Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower located outside New York City and by hand delivery to Borrower located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent, any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

          (b) To the extent permitted by applicable law, Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement, the other credit documents or the transactions contemplated hereby or thereby.

          12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Borrower and the Administrative Agent.

          12.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "EFFECTIVENESS DATE") on which Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Payment Office of the Administrative Agent or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.

          12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          12.12 AMENDMENT OR WAIVER. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Borrower and the Required Banks; PROVIDED, HOWEVER, that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) affected thereby, (i) extend the Maturity Date, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, (ii) increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank), (iii) amend, modify or waive any provision of this Section, (iv) reduce the percentage specified in the definition of Required Banks or (v) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement. No provision of Sections 2 or 11, or any other provisions relating to any Letter of Credit Issuer or the Administrative Agent may be modified without the consent of such Letter of Credit Issuer or the Administrative Agent, respectively.

          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i), (iii),
   (iv) or (v) of the proviso to Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then Borrower shall have the right to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination; PROVIDED, HOWEVER, that Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to clause (ii) of the proviso to Section 12.12(a).

          12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 4.04,
   11.07 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

          12.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or Affiliate of such Bank; PROVIDED, HOWEVER, that Borrower shall not be responsible for costs arising under Section 1.10 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12(a)) to the extent not otherwise applicable to such Bank prior to such transfer.

          12.15 CONFIDENTIALITY. The Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement confidential and in any event may make disclosure reasonably required by any BONA FIDE transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process; PROVIDED, HOWEVER, that, unless specifically prohibited by applicable law or court order, each Bank shall notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; PROVIDED, FURTHER, HOWEVER, that in no event shall any Bank be obligated or required to return any materials furnished by Borrower or any Subsidiary.

          12.16 REGISTRY. Borrower hereby designates the Administrative Agent to serve as Borrower's agent, solely for purposes of this Section 12.16, to maintain a register (the "REGISTER") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank.


                     [Signature Pages Follow]



          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.



   ADDRESS:                      GLOBAL MARINE INC.


   777 N. Eldridge Road
   Houston, Texas 77079-4416     By: /s/ James L. McCulloch
                                 Name: James L. McCulloch
                                 Title: Vice President


                                 BANKERS TRUST COMPANY,
                                 Individually and as
                                 Administrative Agent



                                 By:  /s/Patricia Hogan
                                 Name:  Patricia Hogan
                                 Title: Vice President


                                 SOCIETE GENERALE,
                                 Individually and as Co-Agent



                                 By:  /s/John J. Wagner
                                 Name:  John J. Wagner
                                 Title: Vice President


                                 CHRISTIANIA BANK og
                                 KREDITKASSE, NEW YORK BRANCH



                                 By:  /s/ Martin Lunder
                                 Name:  Martin Lunder
                                 Title: First Vice President


                                 By:  /s/ Hans Chr. Kjelsrud
                                 Name:  Hans Chr. Kjelsrud
                                 Title: Vice President



                                 CREDIT LYONNAIS NEW YORK
                                 BRANCH



                                 By:  /S/ Pascal Poupelle
                                 Name:  Pascal Poupelle
                                 Title: Sr. Vice President


                                 FIRST UNION NATIONAL BANK OF
                                 NORTH CAROLINA



                                 By:/s/ Michael J. Kolosowsky
                                 Name:  Michael J. Kolosowsky
                                 Title: Vice President


                                 THE FUJI BANK, LIMITED



                                 By:  /s/ David Kelley
                                 Name:  David Kelley
                                 Title: Sr. Vice President


                                 THE SANWA BANK, LIMITED,
                                 DALLAS AGENCY



                                 By:  /s/ Blake Wright
                                 Name:  Blake Wright
                                 Title: Vice President


                                 THE BANK OF NOVA SCOTIA



                                 By:  /s/ A. S. Norsworthy
                                 Name: A. S. Norsworthy
                                 Title: Sr. Team Leader -
                                        Loan Operations


                                 SKANDINAVISKA ENSKILDA
                                 BANKEN AB (publ.)



                                 By: /s/ Per K. Frolick/Lars Bjerrek
                                 Name:  Per K. Frolick/Lars Bjerrek
                                 Title:


                                 THE SUMITOMO BANK, LIMITED



                                 By: /s/ Harumitsu Seki
                                 Name:  Harumitsu Seki
                                 Title: General Manager





                          GUARANTY


            GUARANTY, dated as of February 12, 1997, made by the undersigned (each a "GUARANTOR" and collectively, the "GUARANTORS"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as herein-after defined) shall be used herein as therein defined.


                   W I T N E S S E T H :


            WHEREAS, Global Marine Inc. ("BORROWER"), various financial institutions from time to time party thereto (the "BANKS"), Bankers Trust Company, as Administrative Agent
   (the "ADMINISTRATIVE AGENT"), and Societe Generale, as Co-Agent (the "CO-AGENT", have entered into a CREDIT AGREEMENT, dated as of February 12, 1997, (as amended, modified or supplemented from time to time, the "CREDIT AGREEMENT"), providing for the making of Loans and the issuance of, and participation in, Letters of Credit as contemplated therein (the Banks, the Administrative Agent, the Co-Agent and each Letter of Credit Issuer, are herein collectively called the "CREDITORS");

            WHEREAS, it is a condition to the making of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

            WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by Borrower and the issuance of Letters of Credit under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Banks to make Loans to Borrower and the Letter of Credit Issuers to issue Letters of Credit;

            NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

       1. (a) Each Guarantor (i) is a duly organized and validly existing corporation, partnership, association, limited liability company or other business entity in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority and has obtained all requisite governmental licenses, authorizations, consents and approvals (a) to own its property and assets and (b) to transact the business in which it is engaged, except in such case where the failure to have such power and authority or to obtain such governmental licenses, authorizations, consents and approvals, individually and in the aggregate, (x) is not reasonably likely to have a Material Adverse Effect and (y) is not reasonably likely to have a material adverse effect on the rights and remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents, and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified could have a Material Adverse Effect.

            (b) Each Guarantor has the power and authority to execute, deliver and carry out the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty and each such other Credit Document. Each Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of each such Guarantor, enforceable against such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

            (c)  Neither the execution, delivery or
   performance by each Guarantor of this Guaranty or any other Credit Document to which it is a party nor compliance with the terms and provisions thereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality of the United States or any State thereof, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under (or with notice or lapse of time or both would constitute a default under), or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound or to which it is subject or
   (iii) will violate any provision of the Certificate or Articles of Incorporation, By-Laws or other organizational documents of such Guarantor or any of its Subsidiaries (except for, in the case of clauses (i) and (ii) above only, contraventions, breaches, defaults, creations or impositions which, individually and in the aggregate, (x) are not reasonably likely to have a Material Adverse Effect and (y) are not reasonably likely to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents).

            (d)  No Guarantor nor any of its Subsidiaries is
   (i) in contravention of any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality of the United States or any State thereof, (ii) in breach of any of the terms, covenants, conditions or provisions of, or in default under (or with notice or lapse of time or both would be in default under), any indenture, mortgage, deed of trust, agreement or other instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound or to which it is subject or (iii) in violation of any provision of the Certificate or Articles of Incorporation, By-Laws or other organizational documents of such Guarantor or any of its Subsidiaries (except for, in the case of clauses (i) and (ii) above only, contraventions, breaches or defaults which, individually and in the aggregate, (x) are not reasonably likely to have a Material Adverse Effect and (y) are not reasonably likely to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents).

            (e) Except for the orders, consents, approvals, licenses, authorizations, validations, recordings, registrations and exemptions that have already been duly made or obtained and remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is necessary or is required to authorize or is required in connection with (i) the execution, delivery and performance of this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any such other Credit Document.

            (f) There are no actions, suits or proceedings by an administrative, governmental or other public authority or other Person pending or, to the best of each Guarantor's knowledge, threatened against or with respect to such Guarantor or any of its Subsidiaries or any of their respective properties or assets (i) that are likely to have a Material Adverse Effect or (ii) that are reasonably likely to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under the Credit Documents, taken as a whole, or on the ability of the Credit Parties, taken as a whole, to perform their obligations to the Banks and the Administrative Agent under the Credit Documents.

       2. (a) Each Guarantor, jointly and severally, irrevocably and unconditionally, guarantees to the Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of and interest on the Notes issued by, and the Loans made to, Borrower under the Credit Agreement, and all reimbursement obligations and Unpaid Drawings under the Letters of Credit issued under the Credit Agreement and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by Borrower to the Creditors under the Credit Agreement (including, without limitation, indemnities, Fees and interest thereon) now existing or hereafter incurred under, or in connection with, the Credit Agreement or any other Credit Document and the due performance and compliance with the terms of the Credit Documents by Borrower (all such principal, interest, liabilities and obligations being herein collectively called the "GUARANTEED OBLIGATIONS"). Each Guarantor understands, agrees and confirms that the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against each Guarantor without pro-ceeding against any other Guarantor or Borrower, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. All payments by each Guarantor under this Guaranty shall be made on the same basis as payments by Borrower under Sections 4.03 and 4.04 of the Credit Agree-ment.

            (b) Notwithstanding any other provision of this Guaranty to the contrary, the maximum aggregate amount of Guaranteed Obligations which each Guarantor agrees to guarantee pursuant to this Guaranty shall in no event exceed the maximum amount of Guaranteed Obligations which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of the debtors.

            (c) Notwithstanding any other provision of this Guaranty to the contrary,

                 (i) as of the date hereof, the maximum
   aggregate amount of Guaranteed Obligations each Guarantor executing and delivering this Guaranty on the date hereof agrees to guaranty pursuant to this Guaranty shall in no event exceed the maximum amount of Guaranteed Obligations which can be guaranteed by each Guarantor pursuant to the Indenture, as determined on the date hereof; PROVIDED, HOWEVER, that on each date that pursuant to the Indenture any such Guarantor may guarantee an aggregate amount of Guaranteed Obligations greater than that on the date hereof, the maximum aggregate amount of Guaranteed Obligations guaranteed by such Guarantor pursuant to this Guaranty shall increase by such amount.

                 (ii) as of the date any Subsidiary of the Borrower becomes a Guarantor hereunder pursuant to Section
   7.11 of the Credit Agreement, the maximum aggregate amount of Guaranteed Obligations such Guarantor agrees to guaranty pursuant to this Guaranty shall in no event exceed the maximum amount of Guaranteed Obligations which can be guaranteed by such Guarantor pursuant to the Indenture (as in effect on the date hereof), as determined on such date; PROVIDED, HOWEVER, that on each date that pursuant to the Indenture such Guarantor may guarantee an aggregate amount of Guaranteed Obligations greater than that on the date such Guarantor became a Guarantor hereunder, the maximum aggregate amount of Guaranteed Obligations guaranteed by such Guarantor pursuant to this Guaranty shall increase by such amount;

   PROVIDED, FURTHER, HOWEVER, that the limitations set forth in this subparagraph (c) of Section 2 shall no longer apply if there are no Senior Secured Notes outstanding or the restrictions in the Indenture limiting the amount of Guaranteed Obligations that can be incurred by Subsidiaries are no longer in effect.

            3. Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees, subject to Section 2 hereof, the payment of any and all Guaranteed Obligations of Borrower to the Creditors, whether or not due or payable by Borrower, upon the occurrence in respect of Borrower of any of the events specified in Section 9.05 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Credi-tors, or order, on demand, in lawful money of the United States. This Guaranty shall constitute a guaranty of payment, and not of collection.

            4. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of Borrower,
   (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by Borrower,
   (e) any payment made to any Creditor which any Creditor repays to Borrower pursuant to court order in any bank-ruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Creditors as contemplated in Section 6 hereof, or (g) any invalidity, irregularity or unenforceability of all or part of the Guaranteed Obligations or of any security therefor.

            5. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guar-antor whether or not action is brought against any other Guarantor, any other guarantor or Borrower and whether or not any other Guarantor, any other guarantor or Borrower is joined in any such action or actions. Any payment by Borrower or other circumstance which operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to each Guarantor with respect to the Obligations of Borrower.

            6. Each Guarantor hereby waives notice of accep-tance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other guarantor or Borrower).

            7. Any Creditor may, to the extent permitted by applicable law, at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

            (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c) exercise or refrain from exercising any rights against Borrower or others or otherwise act or refrain from acting;

            (d) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to creditors of Borrower;

            (e) apply any sums by whomsoever paid or howso-ever realized to any liability or liabilities of Borrower to the Creditors regardless of what liabilities of Borrower remain unpaid;

            (f)  release or substitute any one or more
          endorsers, guarantors, any Credit Party or other obligors;

            (g) consent to or waive any breach of, or any act, omission or default under, any of the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Credit Documents or any of such other instruments or agreements; and/or

            (h) act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

            8. To the extent permitted by applicable law, no invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except, with respect to any Guarantor, payment in full of the Guaranteed Obligations guaranteed by it, or, with respect to any Guarantor, the release of such Guarantor from this Guaranty pursuant to Section 22 hereof and the Credit Agreement.

            9. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. To the extent permitted by applicable law, no failure or delay on the part of any Creditor in exercising any right, power or privilege here-under shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumula-tive and not exclusive of any rights or remedies which any Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circum-stances without notice or demand. It is not necessary for any Creditor to inquire into the capacity or powers of Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

            10. Any indebtedness of Borrower now or here-after held by any Guarantor is hereby subordinated to the indebtedness of Borrower to the Creditors; and such indebtedness of Borrower to any Guarantor, if the Administrative Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Creditors and be paid over to the Creditors on account of the indebtedness of Borrower to the Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

            11. (a) Each Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Creditors to (A) proceed against Borrower, any other Guarantor, any other guarantor or any other party, (B) proceed against or exhaust any security held from Borrower, any other Guarantor, any other guarantor or any other party or (C) pursue any other remedy in the Creditors' power whatsoever. Each Guarantor waives, to the extent permitted by applicable law, any defense based on or arising out of any defense of Borrower, any other Guarantor, any other guarantor or any other party other than payment in full of its respective Guaranteed Obligations, including without limitation any defense based on or arising out of the disability of Borrower, any other Guarantor, any other guarantor or any other party, or the unenforceability of its respective Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of its respective Guaranteed Obligations. The Creditors may, at their election, foreclose on any security held by the Administrative Agent or the other Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Creditors may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the respective Guaranteed Obligations have been paid in full. Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Borrower or any other party or any security.

            (b)  Each Guarantor waives all presentments,
   demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notice of intent to accelerate, notice of acceleration, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of any of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

            12. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Banks and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Creditors upon the terms of this Guaranty. The Creditors further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of any Guarantor (except to the extent such stockholder is also a Guarantor hereunder).

            13. Each Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Commitment and when no Letter of Credit or Note remains outstanding and all Guaranteed Obligations have been paid in full, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in
   Section 7 or 8 of the Credit Agreement, and so that no Event of Default, is caused by the actions of such Guar-antor or any of its Subsidiaries.

            14. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by any of the Creditors).

            15. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Creditors and their successors and assigns.

            16.  Neither this Guaranty nor any provision
   hereof may be changed, waived, discharged or terminated (other than pursuant to Section 22 hereof) except with the written consent of the Required Banks (or to the extent required by Section 12.12 of the Credit Agreement, with the written consent of each Bank) and each Guarantor affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released).

            17. Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents has been made available to its principal executive officers and such officers are familiar with the contents thereof.

            18. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor
   Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any "Event of Default" as defined in the Credit Agreement continuing after any applicable grace period), each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

            19. All notices, requests, demands or other com-munications pursuant hereto shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guar-anty, addressed to such party at (i) in the case of any Creditor, as provided in the Credit Agreement and (ii) in the case of any Guarantor, at its address set forth opposite its signature below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

            20. If any claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or of any other instrument evidencing any liability of Borrower, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

            21. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty or any other Credit Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and hereby irrevocably waives, to the extent permitted by applicable law, any right it may have to object to the laying of venue of any such action or proceeding in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim that any such action or proceeding has been brought in an inconvenient forum. Each Guarantor hereby irrevocably designates, appoints and empowers Borrower, with offices on the date hereof at 777 N. Eldridge Road, Houston, Texas 77079 as its designee, appointee and agent to receive, accept and acknowledge for any on its behalf, and in respect of its property, service or any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Administrative Agent for the Banks under this Guaranty. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Guarantor at its address set forth opposite its signature below. Nothing herein shall affect the right of any of the Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

            (b) Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other credit document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

            22. (a) In the event that all of the Capital Stock of any Guarantor is sold or otherwise disposed of or liquidated in compliance with the requirements of Section
   8.02 of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Banks (or all Banks if required by Section 12.12 of the Credit Agreement)), other than any such sale, disposition or liquidation to Borrower or any Subsidiary, such Guarantor shall be released from the Guaranty and the Guaranty shall, as to such Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of any Person that owns, directly or indirectly, the Capital Stock of any Guarantor shall be deemed to be a sale of such Guarantor).

            (b) In the event that any Guarantor shall be designated an Unrestricted Subsidiary pursuant to and in accordance with Section 8.05(b) of the Credit Agreement, then such Guarantor (unless it is a guarantor of any Indebtedness of Borrower or of any Subsidiary (other than of an Unrestricted Subsidiary)) shall be released from the Guaranty and the Guaranty shall, as to such Guarantor, terminate, and have no further force or effect.

            23. At any time a payment in respect of (i) the Guaranteed Obligations is made under this Guaranty, the right of contribution, if any, of each Guarantor against any other Guarantor required to make any payment to such Guarantor pursuant to this Section 23 (a "CONTRIBUTOR") shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a "RELEVANT PAYMENT") is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor's Contribu-tion Percentage (as hereinafter defined) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the "AGGREGATE EXCESS AMOUNT"), each such Guarantor shall have a right of con-tribution against each Contributor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such Contributor's Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the "AGGREGATE DEFICIT AMOUNT") in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such Contributor. A Guarantor's right of contribution, if any, pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of any subsequent computation; PROVIDED, HOWEVER, that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid in full, all Letters of Credit have terminated and the Total Commitment has been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor's right of contribution arising pursuant to this Section 23 against any Contributor shall be expressly junior and subordinate to such Contributor's obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Agreement, (i) each Contributor's "CONTRIBUTION PERCENTAGE" shall mean the percentage obtained by dividing (x) the Adjusted Net Worth of such Contributor by (y) the aggregate Adjusted Net Worth of all Guarantors of the respective Guaranteed Obligations; (ii) the "ADJUSTED NET WORTH" of each Guarantor shall mean the greater of (x) the Net Worth of such Guarantor or (y) zero; and (iii) the "NET WORTH" of each Guarantor shall mean the amount by which the fair salable value of such Guarantor's assets (other than its equity interests in another Guarantor and its rights under this Section 23) on the later of the date it first became a Guarantor hereunder and the last date on which the maximum aggregate amount of Guaranteed Obligations which it guarantees pursuant to this Guaranty is increased over that amount which it guaranteed pursuant to this Guaranty on the date it first became a Guarantor hereunder exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty), in each case after giving effect to all transactions occurring on such date.

            24. Each Guarantor recognizes and agrees that, except for any right of contribution arising pursuant to
   Section 23, until the Guaranteed Obligations have been paid in full, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right to exercise any right of contribution or subrogation against any other Guarantor in respect of such payment, any such right to exercise any right of contribution or subrogation arising under law or otherwise being expressly waived by all Guarantors until the Guaranteed Obligations have been paid in full.

            25. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any other Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Banks.

            26. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantors and the Administrative Agent.

            27. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            28.  It is understood and agreed that any
   Subsidiary of Borrower that is required to execute a counterpart of this Guaranty pursuant to the Credit
   Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof and delivering the same to the Administrative Agent.


                     [Signature Pages Follow]


       IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.


ADDRESS FOR EACH GUARANTOR

Global Marine Inc.                 GLOBAL MARINE BISMARCK SEA INC.
777 N. Eldridge Road
Houston, Texas 77079-4416          GLOBAL MARINE DEEPWATER DRILLING INC.

Attention:  James L. McCulloch
Telephone No.:  (281) 596-5837     GLOBAL MARINE DRILLING COMPANY
Facsimile No.:  (281) 596-5196
                                   GLOBAL MARINE NORTH SEA INC.

                                   GLOBAL MARINE WEST AFRICA INC.

                                   PETDRILL, INC.



                                   By:  /s/ James L. McCulloch
                                   Name:  James L. McCulloch
                                   Title: Vice President

Accepted and Agreed to:

BANKERS TRUST COMPANY,
  as Administrative Agent


By:  /s/ Patricia Hogan
Name:  Patricia Hogan
Title: Vice President